UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 240.14a-12

COMMUNITY HEALTH SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FULFILLING OUR

purpose

COMMUNITY HEALTH SYSTEMS

Notice of 2022

Annual Meeting of Stockholders and Proxy Statement

To be held:

Tuesday, May 10, 2022

8:00 a.m.

(Central Daylight Time)

Hilton Franklin Cool Springs

601 Corporate Centre Drive

Franklin, Tennessee

CHS Community Health Systems

FULFILLING OUR purposeCOMMUNITY HEALTH SYSTEMSNotice of 2022 Annual Meeting of Stockholders and Proxy StatementTo be held: Tuesday, May 10, 2022 8:00 a.m. (Central Daylight Time)Hilton Franklin Cool Springs601 Corporate Centre DriveFranklin, TennesseeCHS Community Health Systems

March 31, 2022

DEAR FELLOW STOCKHOLDERS,

We are pleased to announce the Community Health Systems, Inc. 2022 Annual Meeting. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be considered and voted on during that meeting. We encourage you to read the Proxy Statement carefully for more information.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan on attending the meeting, the Company would appreciate your efforts to vote your shares. Additional information on this process can be found in the Proxy Statement.

We do not believe that communication begins and ends with the Annual Meeting. We appreciate the dialogue we have with our stockholders and look forward to continuing this dialogue in the future. Thank you for your investment in Community Health Systems, Inc. and your support.

Sincerely,

Wayne T. Smith

Executive Chairman of the Board of Directors

Tim L. Hingtgen

Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 10, 2022

8:00 a.m. (Central Time)

Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, TN 37067

The Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Annual Meeting”) will be held on Tuesday, May 10, 2022 at 8:00 a.m. (Central Time) at the Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, TN 37067.*

The Annual Meeting will be held for the purpose of considering and acting upon the following matters:

1.	To elect twelve (12) directors, each to serve for a term of one year to expire at the 2023 Annual Meeting of Stockholders;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 14, 2022, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO VOTE VIA THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Christopher G. Cobb

Vice President-Legal and Corporate Secretary

Franklin, Tennessee

March 31, 2022

* As a result of continuing uncertainty surrounding the COVID-19 pandemic, if conditions leading up to the meeting warrant, we may decide to hold the Annual Meeting remotely (via a virtual meeting), or otherwise alter the logistics of the Annual Meeting, in light of public health considerations. We would plan to announce any such updates on our internet website in the Investor Relations – Annual Reports & Proxy Statements section (www.chs.net/investor-relations/annual-reports/) and would also plan to announce any change to a virtual meeting via a press release and the filing of additional soliciting material with the Securities and Exchange Commission.

ANNUAL MEETING OF STOCKHOLDERS OF

COMMUNITY HEALTH SYSTEMS, INC.

PROXY STATEMENT

Page

Proxy Summary	S-1

Introduction	1

General Information	6

Members of the Board of Directors	23

Security Ownership of Certain Beneficial Owners and Management	30

Relationships and Certain Transactions between Community Health Systems, Inc. and its Officers, Directors and 5% Beneficial Owners and their Family Members	32

Compensation Committee Interlocks and Insider Participation	33

Information About Our Executive Officers	34

Proposal 1 — Election of Directors	36

Proposal 2 — Advisory Vote on Executive Compensation	37

Executive Compensation	39

Compensation Discussion and Analysis	39

Compensation Committee Report	63

Summary Compensation Table	64

Grants of Plan-Based Awards	66

Outstanding Equity Awards at Fiscal Year End	68

Option Exercises and Stock Vested	69

Pension Benefits	70

Non-Qualified Deferred Compensation	71

Potential Payments upon Termination or Change in Control	72

Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm	77

Miscellaneous	79

Annex A — Non-GAAP Financial Measures	A-1

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this Proxy Statement other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this Proxy Statement. These factors including, without limitation, the risks and uncertainties disclosed in our public filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 17, 2022. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SUMMARY

This summary highlights information about Community Health Systems, Inc. (the “Company”, “we”, “our”, or “us”) and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2022 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company’s business and details about the Company’s 2021 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2022.

2021 FINANCIAL PERFORMANCE HIGHLIGHTS

Overall, 2021 was a strong year for CHS, as the Company’s strategic investments and resilience helped to deliver improved performance, despite the ongoing COVID-19 pandemic continuing to present a challenging operating environment for providers of healthcare services.

In 2021, the Company continued to make additional investments across its strategic imperatives, which are strategies designed to improve patient safety and quality, enhance operational excellence, advance patient connectivity, and improve our competitive position across the communities we serve. These investments, coupled with the Company’s dual track strategy of prioritizing care for COVID-19 patients, have allowed us to operate effectively during this ever-changing environment.

For 2021, net operating revenues of $12.4 billion represented a 4.9% increase compared to the prior year. While the Company’s net revenue was improved versus 2020, patient volumes across the industry continue to remain below the demand that was experienced prior to the pandemic. During 2021, the pandemic continued to negatively impact our patient volumes including the volume of elective procedures. The pandemic and associated inflationary pressures also resulted in increases to our expenses for labor, personal protective equipment (PPE), pharmaceuticals, and other costs to treat COVID-19 patients. Notwithstanding these challenges, in addition to executing across our net revenue initiatives, the Company also benefitted from the continued advancement of its margin improvement program. As such, the Company delivered improvements across a number of key metrics, such as Adjusted EBITDA and Adjusted EBITDA margin, in comparison to 2020. We also achieved significant improvements across our capital structure as a result of a number of capital market transactions that extended debt maturities and lowered annual cash interest. Additionally, the Company continued to invest in existing markets, adding incremental bed capacity, service lines, and access points, while at the same time investing additional resources for our medical staff and employees. We also benefitted from government stimulus measures intended to support providers of healthcare services during the pandemic.

As we look back at 2021, our entire organization is incredibly proud of our accomplishments. During an environment that continued to be unpredictable, our leadership teams, providers, and employees have worked together to deliver high-quality and safe patient care for the communities we serve. This level of performance would not have been possible without strong commitment and teamwork. While the COVID-19 pandemic is continuing into 2022, we are confident that all of the Company’s significant progress in 2021 positions the organization for further success. As we move forward, we expect to deliver additional value for all of the Company’s stakeholders.

Our consolidated results during 2021 and 2020 are reflected in the chart below.

Performance Results For the Years Ended December 31, 2021 and 2020 (dollars in millions, except per share and stock price amounts)
Key Metrics	2021 Results	2020 Results	% Increase/ (Decrease)

Net Operating Revenues	$12,368	$11,789	4.9%

Net income attributable to Community Health Systems, Inc. stockholders	$230	$511	(55.0)%

Net income attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	1.9%	4.3%

Adjusted EBITDA (1)	$1,969	$1,809	8.8%

Adjusted EBITDA as a % of net operating revenues (1)	15.9%	15.3%

Cash Flows from Operations	$(131)	$2,178	(106.0)%

Earnings per Diluted Share, as reported	$1.79	$4.39	(59.2)%

Earnings per Diluted Share, excluding Adjustments (1)	$2.45	$0.45	444.4%

Stock Price as of December 31	$13.31	$7.43	79.1%
(1) Adjusted EBITDA and Earnings per Diluted Share, excluding Adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Annex A.

(1) Earnings (loss) per diluted share, as adjusted, reflects our reported earnings (loss) attributable to Community Health Systems, Inc. stockholders per diluted share for the periods presented adjusted for certain items as reflected on Annex A. Adjusted EBITDA is EBITDA (which is a non-GAAP financial measure that consists of net (loss) income attributable to Community Health Systems, Inc. before interest, income taxes and depreciation and amortization) adjusted for certain items as reflected on Annex A. For a definition and reconciliation of Adjusted EBITDA and Earnings (loss) per Diluted Share excluding adjustments, to the most comparable GAAP measures, and why we believe these non-GAAP financial measures present useful information to investors, see Annex A.

BOARD OF DIRECTORS NOMINEES

Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated twelve (12) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. A more detailed biography of each director can be found on pages 23 to 29 of the Proxy Statement.

Name/Experience/Occupation	Director Since	Committee Memberships

John A. Clerico Mr. Clerico is our independent Lead Director. He brings executive leadership experience to the Board. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His years of service on our Board lend important continuity to financial, audit, and compliance oversight functions. He is currently chairman and a registered financial advisor of ChartMark Investments.	2003	Compensation

Michael Dinkins Mr. Dinkins brings extensive experience, having previously served as a board member and chief financial officer of a publicly-traded company. He provides understanding of complex financial and operational issues and strategy and risk assessment processes. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board. He is currently president and chief executive officer of Dinkins Financial.	2017	Audit & Compliance*

James S. Ely III Mr. Ely’s extensive experience in the financing industry and in the healthcare sector in particular, provides a needed area of expertise. He is able to assist our Board and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on our balance sheet. Mr. Ely founded PriCap Advisors, LLC, an investment management firm, and currently serves as its chief executive officer.	2009	Compensation* Audit & Compliance

John A. Fry Mr. Fry’s unique experience as the president of an academic institution, experience with the University of Pennsylvania Health System, and service on the boards of non-profit institutions, bring important perspectives to our Board. His familiarity with the issues faced by non-profit organizations assists in understanding the competitive environment. His experience in financial management, financial reporting, audit and compliance, and risk management are valuable skill sets. He is currently the President of Drexel University in Philadelphia, Pennsylvania.	2004	Governance & Nominating* Compensation

Joseph A. Hastings, D.M.D. Dr. Hastings brings the perspective of a health care practitioner as well as previous experience as a board member of a publicly-traded company. His experience in managing a health care practice is similar to that of many of the Company’s affiliated physician practices, and he can provide valuable advice to the Board and management regarding trends in both medicine and the organization and operation of health care practices. Dr. Hastings is a private practice orthodontist in Mobile, Alabama with over 37 years of health care experience.	2021	Governance & Nominating

Tim L. Hingtgen Mr. Hingtgen became our Chief Executive Officer on January 1, 2021. He is responsible for strategic and operational priorities and provides oversight and direction to corporate and regional leaders who support our hospitals. He is a highly accomplished hospital operator with a track record of successfully optimizing hospital operations and developing regional healthcare networks. Prior to joining CHS in 2008, Mr. Hingtgen served as a chief executive officer or chief operating officer of hospitals affiliated with other for-profit hospital systems.	2017

Elizabeth T. Hirsch Ms. Hirsch’s experience as an accounting and finance executive in a large publicly-traded corporation provides the Board with valuable insight, including financial statement preparation, internal controls, SEC reporting, and debt financings. She also brings investor relations expertise and an understanding of the perspective of institutional investors. She is currently retired, but most recently served as vice president and controller of Praxair.	2018	Audit & Compliance Compensation

Name/Experience/Occupation	Director Since	Committee Memberships

William Norris Jennings, M.D. Dr. Jennings brings the perspective of a physician to the Board. He provides advice about trends in medicine and his experience managing large physician practices, with focus on risk and quality oversight, offers a physician’s viewpoint to the Board in these areas. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal regulation of practitioner-hospital relationships. Dr. Jennings is currently retired.	2008	Governance & Nominating

K. Ranga Krishnan, MBBS Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries. Dr. Krishnan currently serves as chief executive officer of Rush University System for Health and as a professor of psychiatry at Rush Medical College.	2017	Governance & Nominating

Wayne T. Smith Mr. Smith became our Executive Chairman of the Board of Directors on January 1, 2021. He is one of the most tenured executives in the hospital industry and has led the Company to become one of the largest publicly-traded providers of healthcare services in the nation. He is the past-chair of the board of the Federation of American Hospitals, past-chair and former board member of both the Nashville Area Chamber of Commerce and Nashville Health Care Council and serves on the board of Auburn University.	1997	Executive Chairman of the Board of Directors

H. James Williams, Ph.D. Dr. Williams’ extensive teaching experience provides accounting expertise to the Board. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board. Dr. Williams currently serves as president of Mount St. Joseph University in Cincinnati, Ohio. Prior to that, he served as president of Fisk University in Nashville, Tennessee.	2015	Audit & Compliance

Susan W. Brooks

Ms. Brooks is a former Congresswoman and former U.S. Attorney. Her deep knowledge of and experience in both the legislative and judicial branches of the Federal government provide our Board with valuable insight into the governmental processes and priorities that impact the heavily-regulated industry in which we operate. In addition, her diverse experience, including advising public and privately-held companies, non-profits, educational institutions, and hospitals, gives her valuable insight both related to the healthcare industry as well as to other sectors with which our Company frequently interacts.

	Nominee

* Committee Chair

CORPORATE GOVERNANCE HIGHLIGHTS

•  Annual election of directors

•  Directors elected by majority vote

•  Proxy access

•  Board includes four current members as well as a new director nominee who are diverse based on gender or race/ethnicity

•  Independent directors comprise super-majority of the Board

•  Comprehensive Code of Conduct and Corporate Governance Guidelines

•  Written charters for all Board Committees, which are reviewed annually

•  Limits on the number of other public company boards on which our directors may serve

•  Separate Executive Chairman of the Board of Directors and Chief Executive Officer

•  Risk oversight by full Board and Board Committees

•  Stock ownership guidelines for directors and executive officers aligned with industry standards

•  Policy prohibiting pledging and hedging of our stock

•  Strong compliance program

•  Resignation policy for directors who do not receive more votes “for” than “against” their election

•  All Board Committees consist solely of independent directors

•  Independent Lead Director of the Board, who presides at regularly scheduled executive sessions of our Board

•  Approximately 98% Board and Board Committee meeting attendance in 2021

•  Annual Board and Board Committee Self-Evaluations

•  Board participation in executive succession planning sessions

•  Compensation “clawback” policy

•  Strong pay-for-performance philosophy

•  Longstanding commitment to corporate responsibility and sustainability

•  Robust stockholder engagement

•  One class of voting shares outstanding

•  No supermajority stockholder voting requirements in our certificate of incorporation or bylaws

STOCKHOLDER ENGAGEMENT

We value our stockholders’ perspective on our business and each year we interact with stockholders through a variety of stockholder engagement activities. During 2021, these engagement activities largely remained in virtual format due to the COVID-19 pandemic. As a result, our key stockholder engagement activities included in-person or virtual attendance at nine investor conferences, five large group investor and prospective investor meetings, and our virtual 2021 Annual Meeting of Stockholders. Our Investor Relations department is the contact point for stockholder interaction with the Company. Stockholders may also access investor information about the Company through our website (www.chs.net/investor-relations/). For questions concerning Investor Relations, you may call (615) 465-7000 or email us from the Contact Us section on our website (www.chs.net/contact-us/).

ALIGNING PAY AND PERFORMANCE

2021 Executive Compensation

At our 2021 Annual Meeting of Stockholders, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our 2021 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

As a leading operator of general acute care hospitals and outpatient facilities within the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

We achieved or exceeded our primary financial targets in 2021 and made progress on other key objectives intended to position the Company for future growth, while also continuing to assist our affiliated hospitals and outpatient facilities in managing challenges related to the COVID-19 pandemic. Consistent with the Company’s pay-for-performance philosophy, taking these factors into account, our Chief Executive Officer received 130% of his target short-term cash incentive award for 2021 (in comparison, our then-serving Chief Executive Officer received 128% of his target short-term cash incentive award during 2020). Our long-term incentive (“LTI”) mix further aligns our executive compensation program with stockholder interests by virtue of the fact that 75% of the target LTI awards (based on the number of shares subject to such awards) granted to each of our named executive officers during 2021 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officers only to the extent the Company achieves its long-term performance goals and/or our stock price increases in the future. Moreover, despite the improvement in our stock price between the LTI grant date in March 2020 and the LTI grant date in March 2021, the grant date fair value of the target LTI award to Mr. Hingtgen in 2021 was below the 25th percentile of our peer group in 2021.

In addition, with respect to the performance-based restricted stock awards granted to our named executive officers in March 2019, which vested based on the Company’s three-year cumulative financial results during the 2019–2021 performance period, the Company’s performance exceeded 120% of the target for both of the three-year performance objectives (set in February 2019) underlying these awards, and the Company’s three-year TSR Percentile Rank was above the 75th percentile (which was an additional performance objective for the then-serving Chief Executive Officer and the then-serving Chief Financial Officer only). As a result, these performance-based restricted stock awards were earned at 200% of the target number of shares originally granted to each award recipient.

We conduct year-round proactive stockholder interaction and are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder perspectives on executive compensation and other topics that are important to our stockholders. In addition to our SEC filings, press releases, 2020/2021 Community Impact Report, 2021 Environmental Sustainability Report, and company website, we also communicate with stakeholders through earnings calls and investor conferences. In addition, during 2021, we met or consulted with stockholders that held over 50% of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

Going forward, we will continue to evaluate our executive compensation program in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. We intend to continue to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

KEY FEATURES OF OUR COMPENSATION SYSTEM

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent a limited portion of our NEOs’ compensation.

 Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

 Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2021 awards, Total Shareholder Return Percentile Rank (Executive Chair, CEO and CFO only); Consolidated Adjusted EBITDA Growth; and Same-Store Net Revenue Growth).

   Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

Stock Ownership Guidelines – All NEOs are subject to our stock ownership guidelines.	Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Use a representative and relevant peer group.

Use an independent compensation consultant.

2021 COMPENSATION PROGRAM

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of targets with challenging thresholds and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.

ELEMENT	PURPOSE	KEY CHARACTERISTICS

BASE SALARY	Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.

EMPLOYEE PERFORMANCE INCENTIVE PLAN	Motivates executives to achieve our short-term business objectives that drive long-term benefit.	“At Risk” annual cash awards based on performance compared to multiple pre-established short-term financial goals and non-financial strategic and operational performance improvement goals.

LONG-TERM INCENTIVE AWARDS	Motivates executives to achieve our business objectives by tying incentives to the performance of our common stock over the long term; links the interest of our executives and stockholders; serves as a retention tool by mitigating swings in incentive values.	In 2021, our named executive officers were granted 50% of their target 2021 long-term incentive awards in the form of performance-based restricted stock with three-year performance targets. The other 50% of the target long-term incentive awards granted to each named executive officer was allocated evenly between non-qualified stock options and time-based restricted stock, both of which vest in one-third increments on each of the first three anniversaries of the grant date. The ultimate value realized for long-term incentive awards varies based on our performance against pre-determined incentive metrics and with our common stock price.

RETIREMENT AND DEFERRED COMPENSATION	Encourages retention and rewards continued service through their most productive years.	Supplemental benefit after retirement that is based on years of service and annual retirement benefit.

OTHER BENEFITS	Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.	Other benefits consist of health and welfare plans and minimal perquisites.

Our Compensation Target Pay Mix

We believe that at risk compensation focuses our management on achieving our key financial, strategic and business goals. For fiscal 2021, approximately 83% of the Chief Executive Officer’s target direct compensation value and approximately 78% of our other named executive officers’ average target direct compensation value was at risk in the form of short-term cash incentive awards and long-term incentives. Actual amounts realized for these programs are dependent upon our annual or longer-term performance and in the case of such stock awards subject to fluctuations in our stock price. The following graph depicts the “target pay mix” for our named executive officers in 2021, reflecting the base salary, target short-term cash incentive opportunity and grant date fair value of our annual equity grants made in 2021.

ROADMAP OF VOTING ITEMS

VOTING ITEM	BOARD RECOMMENDATION	PAGE REFERENCE

PROPOSAL 1. ELECTION OF DIRECTORS We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominees have the qualifications, experience and skills necessary to represent our stockholders’ interests through service on the Board.	FOR each nominee	36

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company has designed its executive compensation program with a mix of compensation elements with the purpose of generating a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives through annual target incentive cash compensation and long-term incentive awards of stock-based compensation, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. We are submitting to our stockholders a nonbinding advisory vote to enable them to express their views with respect to the compensation of our named executive officers as described in this Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

	FOR	37

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM The Audit and Compliance Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche LLP to serve as the independent auditor is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee’s selection of Deloitte & Touche LLP.	FOR	77

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

March 31, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 10, 2022: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2021 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET. ADDITIONALLY, AND IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION (“SEC”) RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM.

INTRODUCTION

Solicitation

This Proxy Statement and the form of proxy card of Community Health Systems, Inc. (the “Company”) are being mailed or made available to stockholders beginning on or about March 31, 2022. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2022 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

We currently intend to hold the Meeting in person on Tuesday, May 10, 2022 at 8:00 a.m. (Central Daylight Time) at the Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, Tennessee 37067. However, we are sensitive to the continuing uncertainty surrounding the ongoing COVID-19 pandemic. Therefore, if conditions leading up to the meeting warrant, we may decide to hold the Meeting remotely (via a virtual meeting), or (if the Meeting is not held remotely) hold the Meeting in a different location, impose additional procedures or limitations on Meeting attendees or otherwise alter the logistics of the Meeting, in light of public health considerations. We would plan to announce any such updates on our internet website in the Investor Relations – Annual Reports & Proxy Statements section (www.chs.net/investor-relations/annual-reports/) and would also plan to announce any changes to a virtual meeting via a press release and the filing of additional soliciting material with the Securities and Exchange Commission. Please check the website prior to the Meeting date if you are planning to attend. As always, we encourage you to vote your shares prior to the Meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to SEC rules and in order to help reduce the environmental impact and cost to the Company associated with the printing and mailing of proxy materials, the Company has elected to provide access to our proxy materials via the internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials via the internet or to request printed copies may be found in the Notice and in this Proxy Statement.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card (if applicable) or by indicating your vote via one of the other voting methods described below under “How do I vote my shares?”, you are giving the Chief Executive Officer or the Executive Vice President, General Counsel and Assistant Secretary of the Company the authority to vote your shares in the manner you indicate.

Why did I receive more than one proxy card or Notice?

You may receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should indicate your vote on and sign each proxy card you receive. If your shares are held by one or more brokers, banks, trustees or other nominees (i.e., in “street name” as explained further below), you will receive separate voting instructions from each broker, bank, trustee or other nominee holding shares on your behalf regarding how you may vote such shares. You should follow the voting instructions received from each broker, bank, trustee or other nominee to separately indicate your vote for the shares held in each such account.

How can I elect to receive proxy materials electronically in future years?

We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings as well as reduce the cost to the Company associated with the printing and mailing of proxy materials. If you received a paper copy of the proxy materials and wish to receive the proxy materials only electronically in the future, the proxy card (or voting instructions) provided with the proxy materials contains instructions on how you may elect to access proxy materials electronically in the future. If you received more than one paper copy of the proxy materials, please follow these instructions on each proxy card (or voting instructions) you received.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Monday, March 14, 2022.

How many shares of Common Stock may vote at the Meeting?

As of March 14, 2022, there were 134,673,587 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record” who received printed copies of the proxy materials, you can vote your proxy by mailing in the enclosed proxy card or you can vote prior to the Meeting by using one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16 digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the internet, as noted above, it is not necessary for you to mail back your proxy card.

If you received one or more Notices instead of printed copies of the proxy materials, you should follow the voting instructions set forth in each Notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to vote prior to the Meeting by using the internet or a toll free telephone number to vote your shares. If you hold shares through more than one broker, bank, trustee or other nominee, you will receive separate materials and voting instructions from each. You will need to separately follow the instructions received from each broker, bank, trustee or other nominee through which you hold shares in order to ensure that all of your shares are voted.

In addition to the voting methods set forth above, “stockholders of record” and holders of shares in “street name” may vote at the Meeting as set forth below under “Can I vote my shares at the Meeting?”

Can I vote my shares at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present a valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership as of the record date, a proxy card or a legal proxy provided by your broker, bank, trustee or other nominee. If you hold your shares in “street name,” please consult with your broker, bank, trustee or other nominee, as necessary, in advance of the Meeting date to ensure that you have what you need to access the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the following twelve (12) nominees for director: Susan W. Brooks; John A. Clerico; Michael Dinkins; James S. Ely III; John A. Fry; Joseph A. Hastings, D.M.D.; Tim L. Hingtgen; Elizabeth T. Hirsch; William Norris Jennings, M.D.; K. Ranga Krishnan, MBBS; Wayne T. Smith; and H. James Williams, Ph.D. to one-year terms expiring at the 2023 Annual Meeting of Stockholders.

Proposal 2 —	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2022.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your shares will be voted in accordance with the Board’s recommendations for the proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in “street name” and do not provide each broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 3) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, under NYSE rules, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1), and the approval, on an advisory basis, of named executive officer (“NEO”) compensation (Proposal 2) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1 and 2.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any non-routine matter in respect of which there may be broker non-votes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

*	By sending a written notice of revocation to the Corporate Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

*	By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

*	By submitting another vote by telephone or via the internet prior to the Meeting; or

*	By attending the Meeting and voting your shares in person at the Meeting before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of twelve (12) directors	Votes Cast for the Election of that Nominee Must Exceed Votes Cast Against the Election of that Nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Ratification of auditors for 2022	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on either of Proposals 2 or 3, the abstention will have the same effect as a vote AGAINST the proposal.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $18,000, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, may aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing or providing notice of the availability of these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, please call our Corporate Secretary at (615) 465-7000.

GENERAL INFORMATION

How may I contact the Lead Director of the Board of Directors or other non-management members of the Board of Directors?

The Lead Director of the Company’s Board of Directors is John C. Clerico, who presides at regularly scheduled executive sessions of our Board. He and any of the other non-management directors (including the chair of any of the standing committees of our Board) may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

https://www.mycompliancereport.com/ (use code “CYH”)

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board is governed by the Company’s Amended and Restated By-laws (the “By-laws”), and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, our Board has eleven (11) members following the death of director Julia B. North in December 2021. In addition to the incumbent directors, upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated Susan W. Brooks to stand for election at this Annual Meeting as noted herein.

A majority of our directors must be “independent” under NYSE rules. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules for those directors who are not also members of management. To determine whether our incumbent directors and any new director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of our directors and director nominees to a questionnaire completed by each of them on an annual basis, which solicits information about their relationships and other facts and circumstances that may be relevant to such independence determination. The Board also considers any relationships between the Company and other organizations on which our directors or director nominees serve as directors or with respect to which such directors or director nominees are otherwise affiliated. The Board determined that each of our existing non-management directors and the new director nominee satisfied all of the independence standards set forth in the Governance Guidelines and the applicable rules of the NYSE and SEC (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board has affirmatively determined that each of the following non-management directors and the new director nominee are independent under the Governance Guidelines and the applicable rules of the NYSE and the SEC:

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Joseph A. Hastings, D.M.D.

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

H. James Williams, Ph.D.

Susan W. Brooks (nominee)

Mr. Smith and Mr. Hingtgen, who are also officers of the Company and employed by a subsidiary of the Company, are not independent.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Lead Director presides over those sessions and is in a position to take a leadership role in certain limited circumstances when leadership by the Executive Chairman is not deemed advisable. The Lead Director also provides significant input into Board meeting agendas and presentation topics. During 2021, the independent members of our Board met in executive session eleven (11) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

The Board is currently led by Wayne T. Smith as Executive Chairman. The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman of the Board of Directors and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to focus on the Company’s day-to-day operations, while allowing the Executive Chairman to lead the Board in providing advice and oversight to management. Further, the Board believes that having the Executive Chairman serve dual roles as Chairman of the Board of Directors and as an executive officer of the Company promotes information flow between management and the Board, effective decision making and an alignment of corporate strategy as well as enabling the Executive Chairman to assist in certain strategic and other executive management responsibilities. The Board believes that Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 24 years of prior service as the Chief Executive Officer of the Company through the end of 2020, uniquely qualify him for the role of Executive Chairman. In addition, the Board believes that certain other practices and policies (including the role of our independent Lead Director) assure that the independent members of the Board (who comprise a super-majority of the Board) provide appropriate oversight, consultation, and involvement. The Governance and Nominating Committee regularly reviews the Board’s leadership structure to assess whether to separate or combine the roles of Executive Chairman (or Chairman, as applicable) and Chief Executive Officer based on the Company’s particular facts and circumstances at the time, and the Board retains flexibility to determine the appropriate leadership structure for the Company based on such facts and circumstances.

The Board is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Executive Chairman, Chief Executive Officer and other corporate executives. All directors are advised of actions taken by the various committees of the Board and are invited to, and frequently do, attend meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure is effective and appropriate.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by the independent Lead Director, currently John C. Clerico. As previously announced in a Current Report on Form 8-K filed on February 18, 2022, Mr. Clerico succeeded Julia B. North, who passed away in December 2021, in this role. Mr. Clerico has been a member of our Board since 2003 with former service as chair of both our Audit and Compliance Committee and our Compensation Committee. The Lead Director serves as the principal liaison between the independent directors and the Chair and other members of management. The Lead Director also has the authority to call meetings of the independent directors and prepare agendas for such meetings. The Lead Director also takes an active role in approving and setting agendas and presentation topics, and approving the materials to be sent to the Board prior to its meetings. Upon request, the Lead Director is also available for consultation and direct communication with major stockholders.

Board independence is further achieved through the completely independent composition of the three standing committees of the Board: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Each of the Board’s independent directors serves on one or more of these committees and, as noted above, is invited to, and frequently does, attend meetings and executive sessions of Board committees on which he or she does not serve. Thus, there is ample opportunity to meet and confer without any member of management present.

The Board has concluded that the structure and practices of the independent members of the Board assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?

In addition to our good corporate governance practices highlighted above in the Corporate Governance Highlights section, we have implemented, various environmental, social and governance (“ESG”) initiatives, including in the following areas:

Environment/Sustainability. We are committed to providing high-quality care in the communities we serve while identifying and implementing processes that improve energy efficiency, reduce consumption and waste, minimize environmental impact and improve community well-being. We have established goals which focus on the reduction of our carbon footprint, water and energy usage and material waste. Achieving these goals can often be cost-effective as well as important for environmental sustainability. Our key environmental goals include the following:

•

Meet or Exceed Applicable Legal and Regulatory Environmental Standards. We endeavor to meet or exceed applicable legal and regulatory standards for the safe operation of our facilities and the protection of our environment, including through the following measures:

•

establishing design standards and sustainability goals for architectural design, facility construction and waste management in connection with the construction of new buildings and significant renovation projects, which may also result in such facilities being more energy efficient and having lower operation and maintenance costs;

•

making capital investments to update our facilities to withstand extreme weather conditions, including as the result of climate change, and establishing emergency preparedness plans and incident response teams to help sustain our facilities in the event of extreme weather conditions;

•	seeking Green Building Initiative Green Globes Program certification for recent new construction and major renovation projects; and

•	procuring sustainably sourced products, including through the policies of HealthTrust Purchasing Group, L.P., our group purchasing organization.

•

Reduce, Reuse and Recycle Materials. We reduce, reuse and recycle materials where possible and practical to conserve resources and minimize the need for treatment or disposal, including through reducing printing and paper usage, environmental services measures, reprocessing medical supplies, diverting plastic and cardboard from landfills and engaging in other effective waste management practices, and engaging in various recycling measures,

•

Reduce Energy Usage, Emissions and Water Consumption. We are committed to reducing energy usage, emissions and water consumptions, and have a goal of reducing energy consumption at each of our hospitals (on a per square foot basis) by 1.5% each year. Our initiatives in this area include:

•

investing in infrastructure to reduce energy consumption, such as through roof, replacement and repair projects, installation of high-efficiency LED lighting, replacement of older HVAC systems with more efficient equipment, and implementation of smarter building technology and automation systems;

•	implementing energy conservation measures;

•	performing preventative maintenance to ensure systems are performing at optimal operating efficiency;

•	auditing and monitoring our energy reduction efforts;

•	consolidating energy-intensive data centers; and

•	reducing water consumption through measures such as effective water treatment programs and, where practicable, the utilization of ground water wells at certain of our locations.

Responding to COVID-19. Since the onset of the COVID-19 pandemic in 2020, our hospitals, medical clinics, medical personnel, and employees have been actively caring for COVID-19 patients. The safety of our patients, physicians, nurses, and employees in the communities in which we serve has remained our primary focus during the pandemic. At the beginning of the pandemic, we established a COVID-19 Crisis Command Center and Response Team to ensure support for our workforce and the coordination of our resources and leadership in connection with responding to the pandemic. As part of our approach, we implemented a dual-track operating model which supported a high level of care for COVID-positive patients while also ensuring the delivery of other critical health services.

We have also implemented considerable safety measures in connection with the pandemic, including through purchasing personal protective equipment for front-line caregivers and other personnel working in our healthcare facilities. In addition, we have transferred supplies and other resources among our facilities to ensure that the necessary resources are available at facilities with the greatest need as conditions have evolved with respect to the pandemic.

Diversity, Equity and Inclusion. We are committed to diversity, equity and inclusion, including recruiting and retaining a diverse population of employees with respect to their experiences, education, socioeconomic status, race, color, ethnicity, religion, national origin, disability, culture, sexual orientation and gender identity or expression that are reflective of the communities we serve. To further this priority, during 2021, we hired a new vice president and a new senior director of diversity, equity and inclusion, and also established a diversity leadership committee. Our diversity, equity and inclusion plan objectives are to strengthen cultural competence, build a diverse talent pipeline, retain and develop high potential employees, improve patient experience and outcomes, and increase supplier diversity. In 2021, as part of our annual Employee Engagement Surveys, we polled our employees on their individual perceptions of diversity, equity and inclusion across our facilities and are actively using the survey results to inform the actions of our diversity leadership committee, specifically in the areas of education and training. By fostering a culture of inclusion, we believe that we are able to retain the best and brightest talent by making all employees feel valued by members of their respective team. As of December 31, 2021, approximately 80% of our employees were women and approximately 25% were people of color.

Sustaining Our People. Our employees are vital contributors to the success of our organization, and we devote significant resources to recruit, retain and develop our workforce. Our healthcare personnel have provided quality and compassionate care to patients suffering from COVID-19 and other medical conditions, and we have offered mental health support for our personnel struggling with the emotional impact of caring for patients during the pandemic. We also provide a wide range of development programs and resources, including the following:

•	our Advanced Learning Center (ALC) platform, a web-based portal which provides employees and contractors access to computer-based training courses as well as instructor led classes in various areas;

•	a tuition reimbursement program;

•	nursing school partnerships with educational institutions which offer educational pathways to those desiring to become professional nurses;

•	an executive development program, which identifies and develops qualified personnel for leadership-level positions at our healthcare facilities;

•	Community LEADS, our Leadership Excellence and Development Series, a proprietary training program for directors, managers and supervisors at our hospitals; and

•

residency training programs, in connection with which affiliated hospitals partner with graduate medical education residency programs, thereby providing residents with practical patient experience and growing the pool of practicing physicians.

Patient Safety and High Quality of Care. We maintain an emphasis on patient safety and clinical outcomes and we are continuously focused on ways to improve patient, physician and employee satisfaction. To improve outcomes, healthcare personnel at our facilities use evidence-based medicine and clinical care paths in the treatment of our patients. We believe that a focus on continuous improvement yields the best results for patients, reduces risk and liability, and creates value for the people and communities we serve. As the result of our patient safety efforts, our Serious Safety Event Rate has declined significantly since 2013.

We also have expanded our network of outpatient services to create greater access and more convenience for our patients. Moreover, as conditions arising from the pandemic accelerated the need for telehealth appointments, particularly earlier in the pandemic, we have significantly expanded our ability to provide remote care.

For additional information regarding our focus on patient safety and quality of care, see the discussion under “Our Business Strategy — Continuously improve patient safety and quality of care” in Part I, Item 1 (Business) of our Annual Report on Form 10-K for our fiscal year ended December 31, 2021, filed with the SEC on February 17, 2022.

Community Involvement. The Company is committed to supporting the communities in which we operate. For example, our hospitals improve the wellbeing of local residents through health fairs, screenings and educational programs, and actively participate in civic and charitable causes, sponsor community events and support local programs through volunteerism. Moreover, we and our employees support our communities and employees through organizations such as the CHS Foundation, a foundation funded by charitable gifts from the Company and its employees which supports organizations involved with education, health, human services and international development, and the CHS Cares Fund, a non-profit charitable fund (administered by The Community Foundation of Middle Tennessee) whose purpose is to provide financial assistance to employees of the Company’s affiliated entities, clinics and offices who have experienced hardship due to events beyond their control such as natural disasters and extended illnesses or injuries. In this regard, numerous grants have been made by the CHS Cares Fund to employees of the Company who have suffered financial hardship as the result of the pandemic.

In addition, we have developed strategies with our affiliated hospitals to manage controlled substances, especially opioids. Opioid management teams at our hospitals elevate awareness, define direction, and drive efforts related to pain assessment and management.

We have reported on our ESG initiatives since 2010. Our most recent reports are our 2020/2021 Community Impact Report and 2021 Environmental Sustainability Report, both of which are available on our internet website in the Company Overview — Community Impact Report section (www.chs.net/company-overview/community-impact-report/). Please note that our website is provided as an inactive textual reference and the information on our website (whether referenced here or elsewhere in this Proxy Statement) is not incorporated by reference in this Proxy Statement.

How does the Board of Directors oversee risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, clinical services, compliance, quality, revenue management, accounting, risk management, finance, facilities management, human resources, information technology, and legal departments. The Board is responsible for the overall supervision of the Company’s risk management activities. The risks overseen by the Board include, without limitation, business, industry, economic, patient safety, and ESG risks. ESG matters overseen by the Board include environmental, sustainability, corporate social responsibility, energy and natural resource conservation, and human capital management strategies and programs, including with respect to diversity, equity and inclusion, and leadership and talent development. For additional information regarding the Company’s ESG initiatives, see “What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?” The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. In addition, as discussed in greater detail below, the Audit and Compliance Committee has primary oversight responsibility regarding the Company’s information security programs, including cybersecurity and procedures, data privacy and data protection risks. See “What is the Board’s role in overseeing information security?” The Audit and Compliance Committee also oversees the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Compensation Committee oversees risks associated with the Company’s executive compensation programs, including confirming that such programs do not encourage conduct that would be reasonably likely to have a material adverse effect on the Company. Taking into account the Compensation Committee’s oversight of such risks, the Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Compensation Discussion and Analysis — Risk Assessment of Executive Compensation.”

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discusses those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Executive Chairman and the Chief Executive Officer address, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, as well as the Lead Director, to exercise effective oversight of the actions of management, led by Mr. Smith as Executive Chairman and Mr. Hingtgen as Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What is the Board’s role in overseeing information security?

The Company places the utmost importance on information security and privacy, including protecting the personal medical, financial and insurance information of its patients and employees. The Audit and Compliance Committee has primary oversight responsibility regarding the Company’s information security programs, including cybersecurity and procedures, data privacy and network security. The Audit and Compliance Committee and the full Board receive updates at least quarterly from management covering the Company’s programs for managing information security risks, including data privacy and data protection risks. The Company has adopted the National Institute of Standards and Technology Cybersecurity Framework to assess the maturity of its cybersecurity programs. Other aspects of the Company’s comprehensive information security program include:

•

information security and privacy modules included in the Company’s mandatory onboarding and annual compliance training for all personnel, as well as targeted specialized training for any personnel that routinely have access to patient information;

•	utilizing outside data security consultants to assess the Company’s practices related to, and provide expertise and assistance with, various aspects of information security;

•	regular testing, both by internal and external resources, of the Company’s information security defenses;

•	regular phishing drills with all personnel;

•	global security and privacy policies;

•	regular newsletters highlighting current cybersecurity threats and how to recognize and mitigate them; and

•	an annual Cybersecurity Awareness Month (CSAM) dedicated to raising cybersecurity awareness across the organization through specific communications and awareness items.

The Company’s management regularly monitors best practices in this area and seeks to implement changes to the Company’s security programs as needed to ensure the Company maintains a robust data security and privacy program. The Company also maintains an information security insurance policy that provides coverage for data security breaches.

What are the standing committees of the Board of Directors?

Our Board has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each standing committee operates pursuant to a committee charter. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the Company’s Governance Guidelines and the applicable committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee

Michael Dinkins, Chair	James S. Ely III, Chair	John A. Fry, Chair
James S. Ely III	John A. Clerico	Joseph A. Hastings, D.M.D.
Elizabeth T. Hirsch	John A. Fry	William Norris Jennings, M.D.
H. James Williams, Ph.D.	Elizabeth T. Hirsch	K. Ranga Krishnan, MBBS

It is currently anticipated that Ms. Brooks, our director nominee, will not be appointed to a Committee at the time of her election to the Board of Directors.

How many times did the Board of Directors and its committees meet in 2021? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all of our then-serving directors were present at our 2021 Annual Meeting of Stockholders, which was held virtually due to the uncertainty surrounding the COVID-19 pandemic. The annual meeting of the Board in 2021 was held immediately after the 2021 Annual Meeting of Stockholders.

In 2021, the Board held five (5) meetings (all of which were regular meetings). Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he or she served during the period.

The Audit and Compliance Committee held eight (8) meetings during 2021. The other independent members of the Board were invited to and generally attended the meetings of the Audit and Compliance Committee. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board in its oversight of: (i) the integrity of the Company’s consolidated financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the requirements of the Corporate Integrity Agreement, Amended, dated September 21, 2018, between the Company and the Office of Inspector General of the United States Department of Health and Human Services, and any amendments thereto; (iv) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. As discussed above under “How does the Board of Directors Oversee Risks?” and “What is the Board’s role in overseeing information security?”, the Audit and Compliance Committee also has oversight responsibilities with respect to enterprise risk management and the Company’s information security programs. The Audit and Compliance Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2022 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held four (4) meetings during 2021. The primary purpose of the Compensation Committee is to: (i) assist the Board in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Company’s cash-based incentive compensation plans with regard to executive officers of the Company; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s equity compensation plans; and (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Executive Chairman and the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Executive Chairman, the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting (“Mercer”), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), has served as the independent executive compensation consultant to the Compensation Committee. A representative of Mercer attends meetings of the Compensation Committee and communicates with the Compensation Committee chair between meetings on matters related to executive compensation. Mercer’s fees for serving as the Compensation Committee’s independent executive compensation consultant in 2021 were approximately $252,000. During 2021, the Company, at the direction of management, also retained MMC or its affiliates to provide limited consulting services to management, which services were limited primarily to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plans. In 2021, the total amount paid to MMC or its affiliates for such services was approximately $80,000. Although the Compensation Committee is aware that the Company uses MMC or its affiliates for such services, it does not specifically approve those services. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2021. The primary responsibilities of the Governance and Nominating Committee are to: (i) identify individuals qualified to become Board members and to select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders, and make recommendations for directors’ assignments to the Committees of the Board; (ii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and regularly review such corporate governance guidelines and recommend to the Board any changes thereto; (iii) review and make recommendations to the Board regarding compensation programs for non-employee directors; and (iv) review and approve the Company’s policies on and responses to important stockholder issues and proposals, including recommending to the Board the placement of stockholder proposals, and the Board’s response thereto, in the Proxy Statement.

Who are the Company’s audit committee financial experts?

Our Board has determined that all four of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — Michael Dinkins, James S. Ely III, Elizabeth T. Hirsch, and H. James Williams, Ph.D.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four public companies’ boards of directors, including our Board. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other public companies’ audit committees. No director who is an executive officer of the Company may serve on more than two public companies’ boards of directors, including our Board. The Executive Chairman and the Chief Executive Officer are required to obtain the approval of the Governance and Nominating Committee prior to accepting any nomination or appointment to serve on the board of directors of another public company. In addition, a director of the Company is required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the Corporate Secretary of his or her appointment to or resignation from another company’s audit committee.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our By-laws, Code of Conduct and Board committee charters are posted on our internet website in the Company Overview — Corporate Governance section (www.chs.net/company-overview/corporate-governance/). These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Attn: Investor Relations, 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. Non-management director compensation is typically reviewed annually by the Governance and Nominating Committee, in consultation with the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting, and adjusted if needed, on the same cycle as is our executive compensation. In addition, to further align directors’ interests with the long-term interests of stockholders, the Company requires that at least 50% of the non-management directors’ annual compensation be paid in the form of equity in the Company.

For 2021, consistent with past practice, the non-management directors’ compensation package was reviewed by the Governance and Nominating Committee, in consultation with Mercer. For 2021, Mercer advised that, based on a review of the board compensation paid by our peer group as set forth below under “Compensation Discussion and Analysis — Components of the Executive Compensation Program — Peer Group Companies (for 2021 Compensation Cycle),” the annual total compensation package of $290,000 (exclusive of the annual stipends paid to the Lead Director and the chairs of the Board’s three standing committees as referenced below) paid to our non-management directors in 2021 continued to be generally consistent with the median total director compensation package paid by companies within our peer group. Mercer also advised that the additional annual stipends paid to the Lead Director and the three committee chairs in 2021 continued to be generally consistent with the median of such stipends paid by companies within our peer group. Taking Mercer’s review into account, the Governance and Nominating Committee recommended that no changes be made to the directors’ compensation package for 2021. As such, in 2021, each non-management director received a cash stipend of $120,000 as well as an equity award with a grant date fair value of approximately $170,000 (both of which were unchanged from the amounts awarded to our non-management directors in 2020). For 2021, the additional annual stipends paid to the Lead Director and the three committee chairs remained unchanged from 2020, and were as follows: Lead Director, $35,000; Audit and Compliance Committee chair, $20,000; Compensation Committee chair, $15,000; and Governance and Nominating Committee chair, $12,250.

The annual cash stipend payable to all non-management directors and the additional annual stipends payable to the Lead Director and the three committee chairs were paid in quarterly installments for 2021. Non-management directors who served for only a portion of the year received a pro rata portion of the annual cash stipend. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

Prior to the beginning of the calendar year, a non-management director may elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan, amended and restated as of May 11, 2021.

When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in annual installments beginning either upon the last day of the fiscal quarter following his or her (i) separation from service with the Company or (ii) attainment of an age specified in advance by the non-management director. For 2021, Dr. Krishnan elected to defer the entire amount of his cash compensation into a cash account under the Company’s Directors’ Fees Deferral Plan. None of the other non-management directors elected to defer any portion of their cash compensation payable for 2021.

In March 2021, at the same time that management’s long-term incentive (“LTI”) awards were granted, each of our non-management directors was granted 19,296 restricted stock units in respect of the equity portion of the non-management directors’ compensation. On the date of grant, these awards had an actual award value of approximately $170,000 per non-management director, which represented the number of restricted stock units valued at $170,000 (based on the closing market price of our Common Stock on that date of $8.81/share) rounded to the nearest whole number of units.

Any non-management director who joins our Board during the first six months of the year will receive the same number of restricted stock units as is awarded to the other non-management directors as stock-based compensation for that year; however, if a non-management director’s appointment occurs during the last six months of the year such non-management director will receive no stock-based compensation for that year. For example, Dr. Hastings joined the Board during the 3rd quarter of 2021, and, therefore, did not receive any stock-based compensation for 2021.

The restricted stock unit awards to our non-management directors vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If a non-management director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units held by such non-management director will vest as of the date of termination. A non-management director may elect, prior to the beginning of the calendar year in which the award is granted, to defer the receipt of shares of the Company’s Common Stock issuable upon vesting of the restricted stock units until either his or her (i) separation from service with the Company or (ii) attainment of an age specified in advance by the non-management director. In the absence of a prior deferral election, the non-management director will receive shares of the Company’s Common Stock issuable upon the vesting of such restricted stock units. Drs. Jennings, Krishnan and Williams and Mr. Ely elected to defer the receipt of shares of the Company’s Common Stock issuable upon vesting of the restricted stock units granted to each of them on March 1, 2021.

Management directors do not receive any additional compensation for their service on the Board.

Non-Management Director Compensation

The following table summarizes the aggregate fees earned and the value of equity-based awards earned by our then-serving non-management directors for 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Unit Awards ($) (2)	Total Compensation ($)
John A. Clerico	135,000	170,000	305,000
Michael Dinkins	120,000	170,000	290,000
James S. Ely III	140,000	170,000	310,000
John A. Fry	120,000	170,000	290,000
Joseph A. Hastings, D.M.D.	35,218	-	35,218
Elizabeth T. Hirsch	120,000	170,000	290,000
William Norris Jennings, M.D.	120,000	170,000	290,000
K. Ranga Krishnan, MBBS	120,000	170,000	290,000
Julia B. North	167,250	170,000	337,250
H. James Williams, Ph.D.	120,000	170,000	290,000

(1)

This amount includes the annual cash stipend paid to all non-management directors and the additional annual cash stipends paid to our Lead Director and to the chairs of the Board’s three committees. All fees for 2021 were paid in cash to each outside director except for Dr. Krishnan, who elected for the entire amount of his fees to be deferred into a cash account pursuant to the Company’s Directors’ Fees Deferral Plan. Dr. Hastings joined the Board during the third quarter of 2021. The amount paid to Dr. Hastings reflects the prorated cash stipend payable to him for 2021.

(2)

This amount reflects the aggregate grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2021, this value-based award amount was for 19,296 restricted stock units granted on March 1, 2021 ($8.81 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2021, a total of 486,598 restricted stock units were outstanding and held by our non-management directors, including 53,641 restricted stock units held by each of Messrs. Clerico, Dinkins and Fry and 65,135 restricted stock units held by each of Drs. Jennings, Krishnan and Williams, Mr. Ely and Ms. Hirsch (including restricted stock units held pursuant to each of these individuals’ prior election to defer the receipt of shares of the Company’s Common Stock upon the vesting of certain of their restricted stock unit grants). All of Ms. North’s outstanding restricted stock units settled in shares of the Company’s Common Stock upon her death in December 2021. Due to his appointment to the Board during the third quarter of 2021, Dr. Hastings did not receive a grant of restricted stock units during 2021 as noted above, and did not hold any restricted stock units as of December 31, 2021.

How are Directors nominated by the Company?

The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then-existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the views of the Executive Chairman and the Chief Executive Officer as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Executive Chairman and the Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the chair of the Governance and Nominating Committee, the Executive Chairman and the Chief Executive Officer. The nomination of Dr. Hastings, who was appointed to our Board in September 2021, and Ms. Brooks, who our Board has nominated to stand for election at this Annual Meeting, were consistent with the above-described process. Our Executive Chairman introduced Dr. Hastings to the Governance and Nominating Committee for its consideration as a potential addition to the Board based on his knowledge of Dr. Hastings’ professional background and other attributes. In addition, following the death of our director, Julia B. North, in December 2021, Ms. Brooks was recommended to our Executive Chairman by a former colleague of Ms. Brooks as a potential candidate to join the Board due to her colleague’s knowledge of her professional background and other attributes. Thereafter, our Executive Chairman introduced Ms. Brooks to the Governance and Nominating Committee. The Governance and Nominating Committee subsequently followed the above-described process in determining to appoint Dr. Hastings to our Board in September 2021 and in determining to nominate Ms. Brooks to stand for election to our Board at the upcoming Annual Meeting. The Board approved their appointment and nomination, respectively.

What diversity considerations are evaluated in nominating Directors?

As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board, including:

*	The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

*	The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

*	The mix of perspectives, experience and competencies currently represented on the Board, which is primarily directed to the professional acumen of an individual;

*	Gender, racial, ethnic and cultural diversity;

*	The results of the Board’s annual self-assessment process; and

*	As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad backgrounds and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. In addition, every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience and skills of each of the members of the Board is described below under “Members of the Board of Directors.” The Governance and Nominating Committee considers and assesses these contributions and the effectiveness of its nominating criteria in connection with nominating individuals to serve on the Board.

Three of our 11 incumbent directors are racially and/or ethnically diverse. In addition, one of our 11 incumbent directors as well as our new director nominee are female. Moreover, our Board included two female members prior to the death of Julia B. North in December 2021. As noted above, the Governance and Nominating Committee takes into account gender, racial, ethnic and cultural diversity considerations when selecting and nominating individuals to serve on our Board. The following charts show the percentage of our director nominees (including both the incumbent directors and the new director nominee) who are diverse based on gender and race/ethnicity, respectively.

How can stockholders nominate or recommend individuals to serve on the Company’s Board?

There are two ways in which stockholders can participate in the nomination process.

*

First, the proxy access provisions in our By-laws provide a means for stockholders to nominate directors and have their nominee’s names included in the Company’s proxy statement. These proxy access provisions in the By-laws permit a stockholder, or a group of up to 20 stockholders, owning in the aggregate 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and have included in the Company’s proxy materials for its next annual meeting of stockholders nominees for election to the Company’s Board of Directors constituting up to the greater of (x) two individuals or (y) 20% of the number of Directors currently serving on the Company’s Board (rounded down to the nearest whole number), provided that the stockholder(s) and the nominee(s) comply with the proxy access procedures described in the By-laws. For the Company’s 2023 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such proxy access director nomination no earlier than November 1, 2022 and no later than December 1, 2022 (or, if the annual meeting is called for a date that is not within 30 days of May 10, 2023, the notice must be received by the later of the date that is 180 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). Any nominations made pursuant to the proxy access provisions of the By-laws must be in proper written form and must meet the detailed disclosure and other requirements applicable to proxy access nominations set forth in the By-laws.

*

Second, stockholders may nominate candidates for election to our Board of Directors in accordance with the advance notice provisions set forth in our By-laws, and the Governance and Nominating Committee will consider any such candidates as potential nominees for election to our Board at our next annual meeting. Any director candidate nominated in accordance with the advance notice provisions set forth in our By-laws will be subject to the candidate evaluation process described above under “How are Directors nominated by the Company?” before the Governance and Nominating Committee makes a determination regarding whether or not to recommend such candidate to the Board for inclusion in the Company’s proxy materials. If a stockholder wishes to nominate any individuals to serve as a director in accordance with the advance notice provisions in our By-Laws for the Company’s 2023 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of any such director nomination no earlier than January 15, 2023 and no later than February 14, 2023 (or, if the annual meeting is called for a date that is not within 30 days of May 10, 2023, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such director nominations made pursuant to the advance notice provisions of the By-laws must meet the detailed disclosure and other requirements applicable to such director nominations set forth in the By-laws (including information regarding both the stockholder proponent and the nominee). In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 11, 2023.

When evaluating any director recommendations or nominations properly submitted by a stockholder as set forth above, the Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, a search firm or other source.

How can I submit a stockholder proposal or bring business for the 2023 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 1, 2022 and be submitted in accordance with applicable SEC rules, including Rule 14a-8. Such proposals must be delivered to Community Health Systems, Inc., Attn: Corporate Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8 (excluding director nominations, which are discussed above under “How can stockholders nominate or recommend individuals to serve on the Company’s Board?”), such stockholder must bring such business in compliance with the advance notice procedures described in the By-laws. For the Company’s 2023 Annual Meeting of Stockholders, the Corporate Secretary must receive notice of such business no earlier than January 15, 2023 and no later than February 14, 2023 (or, if the annual meeting is called for a date that is not within 30 days of May 10, 2023, the notice must be received by the later of the date that is 90 days prior to such annual meeting or the 10th day following the date such annual meeting is first publicly announced or disclosed). In addition, any such business to be brought before our annual meeting must be in proper written form and must meet the detailed disclosure and other requirements applicable to such matters set forth in the advance notice provisions of the Company’s By-laws.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the twelve (12) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
John A. Clerico	80	Director
Michael Dinkins	68	Director
James S. Ely III	64	Director
John A. Fry	61	Director
Joseph A. Hastings, D.M.D.	67	Director
Tim L. Hingtgen	54	Chief Executive Officer and Director
Elizabeth T. Hirsch	68	Director
William Norris Jennings, M.D.	78	Director
K. Ranga Krishnan, MBBS	65	Director
Wayne T. Smith	76	Executive Chairman of the Board of Directors
H. James Williams, Ph.D.	67	Director
Susan W. Brooks (nominee)	61	Director Nominee

John A. Clerico	Director Since 2003

Lead Director

Compensation Committee Member

Mr. Clerico serves as our Lead Director. Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip S.A. From 1992 to April 2000, he served as an executive vice president and chief financial officer and on the board of directors of Praxair, a supplier of industrial gases and coatings and related healthcare services and technologies. From 1983 until its spin-off of Praxair in 1992, he served as an executive officer of Union Carbide Corporation in various financial and accounting areas. Mr. Clerico serves on the board of directors of Educational Development Corporation, a trade publisher and distributor of children’s books, where he serves as lead independent director as well as on its on its audit (chair), nominating and corporate governance (chair), compensation, and executive committees. He previously served on the board of MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses, where he also served on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. In addition, his prior service as chair of both our Board’s Audit and Compliance Committee and Compensation Committee lend important continuity to the Board’s financial, audit, compliance and compensation oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

Michael Dinkins	Director Since 2017

Audit and Compliance Committee Chair

Mr. Dinkins has served as president and chief executive officer of Dinkins Financial, a consulting firm that helps small businesses gain access to capital, since October 2017. From 2008 until May 2012, Mr. Dinkins served on the board of directors of Integer Holdings Corporation (formerly known as Greatbatch, Inc.), a medical device outsource manufacturer, where he also served on its audit committee and compensation and organization committee. In May 2012, Mr. Dinkins resigned from Integer Holdings Corporation’s board of directors and its committees in conjunction with his appointment as senior vice president (later executive vice president) and chief financial officer of Integer Holdings Corporation, a position he held until his retirement in March 2017. From 2008 until 2012, Mr. Dinkins served as executive vice president and chief financial officer of USI Insurance Services, an insurance intermediary company. From 2005 until 2008, he was executive vice president and chief financial officer of Hilb Rogal & Hobbs Co., an insurance and risk management services company. Mr. Dinkins was vice president, global control & reengineering at Guidant Corporation from 2004 to 2005, and vice president and chief financial officer for NCR Worldwide Customer Service Operation from 2002 to 2004. Prior to 2002, he held senior positions at Access Worldwide Communications, Inc., Cadmus Communications Group and General Electric Company. Mr. Dinkins serves on the board of directors of Crane Co., a manufacturer of industrial products in the chemicals, oil and gas, power, automated payment solutions, banknote design and production, and aerospace and defense markets and serves on its audit and compliance committee. He also serves on the board of directors of The Shyft Group, Inc., a manufacturer and upfitter of specialty vehicles for the commercial, retail and service specialty vehicle markets, and serves on its audit and compliance committee. He is a former director of LandAmerica Financial Group, Inc. Mr. Dinkins also served on the National Council on Compensation Insurance from 2015 to 2020, including service on its audit, finance, and governance committees.

Mr. Dinkins brings extensive experience as a board member and a chief financial officer of a publicly-traded company to the Board, as well as knowledge of complex financial and operational issues facing large organizations and an understanding of operations and financial strategy in challenging environments. Through his role as a chief financial officer, he has also overseen the information technology risk assessment processes of a company. In addition, Mr. Dinkins brings the perspective of the insurance industry and the medical device industry to the Board, both of which are important related industries for the Company. Mr. Dinkins is National Association of Corporate directors (NACD) Directorship Certified.

James S. Ely III	Director Since 2009

Compensation Committee Chair

Audit and Compliance Committee Member

Mr. Ely founded PriCap Advisors, LLC, an investment management firm, in 2009 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a Managing Director in the Leveraged Finance Group at JPMorgan Chase & Co., where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with JPMorgan’s predecessor institutions commenced in 1987. He serves on the board of directors of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves as chair of both its audit and compliance and nominating and corporate governance committees.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. In addition, his years of prior service as the chair of our Board’s Audit and Compliance Committee provides valuable continuity to the Board’s financial, audit, and compliance oversight functions. Finally, he is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Governance and Nominating Committee Chair

Compensation Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the university and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry also serves on the board of directors of vTV Therapeutics Inc., a clinical-stage pharmaceutical company focused on the discovery and development of human therapeutics, and serves on its compensation committee (chair) and audit committee. He is a member of the board of trustees of Macquarie Investment Management (formerly Delaware Investments), an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves on its audit committee and its nominating and corporate governance committee. Mr. Fry also serves on the board of directors of FS Investment Credit Real Estate Income Trust Inc., an alternative asset manager, where he serves on its audit committee.

Mr. Fry’s experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board. His familiarity with the governance issues faced by non-profit organizations assists the Board in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board.

Joseph A. Hastings, D.M.D.	Director Since 2021

Governance and Nominating Committee Member

Dr. Hastings is a private practice orthodontist in Mobile, Alabama with over 37 years of health care experience. Dr. Hasting previously served on the board of directors of Quorum Health Corporation, an operator of general acute care hospitals and outpatient services, from 2016 until 2020, where he also served on its compensation committee, governance committee, and patient safety and quality of care committee. He has served in numerous dental and orthodontic leadership positions in local, state, and national societies. Dr. Hastings is board certified in orthodontics and has been published in several orthodontic journals. He also holds two United States patents. Dr. Hastings graduated with honors from the University of Alabama at Birmingham School of Dentistry, and completed his post-doctoral training at the Louisiana State University School of Dentistry in New Orleans.

Dr. Hastings brings the perspective of a health care practitioner as well as prior experience as a public-company board member to the Board. His experience in managing a health care practice is similar to that of many of the Company’s affiliated physician practices, and he can provide valuable advice to the Board and management regarding trends in both medicine and the organization and operation of health care practices.

Tim L. Hingtgen	Director Since 2017

Mr. Hingtgen has served as our Chief Executive Officer since January 2021. Prior to that, he served as President and Chief Operating Officer from September 2016 through December 2020. In his role as Chief Executive Officer, he is responsible for strategic and operational priorities of the Company, and providing oversight and direction to the senior corporate and regional operations leaders who directly support the Company’s affiliated markets and related acute and ambulatory offerings. Mr. Hingtgen joined us in 2008 as a vice president of division operations, and, in January 2014, he was promoted to division president. In that position, he oversaw the operations of our affiliated markets in the western United States. In May 2016, Mr. Hingtgen was promoted again to executive vice president of operations. In that position he worked directly with the Company’s chief executive officer, chief operating officer and chief financial officer to advance the Company’s strategic priorities and to help elevate operational and financial performance in key markets. Mr. Hingtgen has over 20 years of healthcare management experience. Prior to joining us, he held chief executive officer and chief operating officer positions at for-profit hospitals in Arizona, Indiana and Nevada. Mr. Hingtgen has a master’s degree in business administration from the University of Nevada, Las Vegas.

As the Company’s chief executive officer, Mr. Hingtgen brings a deep perspective on the strategic development of the Company and its business lines, as well as the operation of hospitals, outpatient care centers, and integrated network delivery systems. His vision and implementation of the corporate-wide efforts to strengthen the Company’s overall operations and support of organic growth and the delivery of high quality healthcare services are needed inputs on the Board’s development of its agenda.

Elizabeth T. Hirsch	Director Since 2018

Audit and Compliance Committee Member

Compensation Committee Member

Ms. Hirsch is currently retired. She served as vice president and controller of Praxair from 2010 until her retirement in August 2016. In that role, she was responsible for Praxair’s global financial statement consolidation and SEC reporting. Prior to becoming controller, Ms. Hirsch served as Praxair’s director and then vice president of investor relations from 2002 until 2010. In that role she was recognized as the Best Investor Relations Professional in the Chemicals Sector by both buy-side and sell-side analysts in a 2011 Institutional Investor Survey. Ms. Hirsch joined Praxair in 1995 as director of corporate finance and later served as assistant treasurer. Prior to joining Praxair, she had fifteen years of experience in corporate banking, primarily at Manufacturers Hanover Trust Company. Ms. Hirsch also serves on the board of trustees of Devereux Advanced Behavioral Health, a non-profit organization providing services and leadership in the field of behavioral health. She is a member of Devereux’s executive committee, finance committee (chair), audit and compliance committee and clinical committee. Ms. Hirsch is also a trustee of the Helena Devereux Foundation. In addition, she is chair of the board of directors of the Women’s Business Development Council of Connecticut.

Ms. Hirsch’s educational background (MBA in finance from New York University) and her years of experience as a senior accounting and finance executive in a large publicly-traded corporation provide the Board with valuable additional insight in the areas of accounting and finance, including financial statement preparation, internal controls, SEC reporting and financings similar to the Company’s outstanding indebtedness. She also brings investor relations expertise to the Board, including an understanding of the perspective of institutional investors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is currently retired. For more than 43 years, he was a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to its merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board and management about trends in medicine as well as the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, offers the Board a physician’s viewpoint in these areas. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

K. Ranga Krishnan, MBBS	Director Since 2017

Governance and Nominating Committee Member

Dr. Krishnan has served since 2019 as the chief executive officer of Rush University System for Health, an internationally known academic health center and health system in Chicago, Illinois. He also serves as a professor in the department of psychiatry at Rush Medical College. From 2015 to 2019, Dr. Krishnan served as dean of Rush Medical College and as senior vice president of Rush University Medical Center. He serves as a member of the board of directors of Singapore Health Services (SingHealth), the largest healthcare system in Singapore, and also serves as chairman of the National Medical Research Council and the National Health Innovation Center Singapore. From 2008 to 2015, Dr. Krishnan served as dean at the Duke-NUS Medical School, a joint venture between Duke University, in Durham, North Carolina and the National University of Singapore, in Singapore. Prior to and during his tenure in Singapore, Dr. Krishnan was a professor in the department of psychiatry and behavioral sciences at Duke University Medical Center, including serving as chairman of psychiatry and behavioral sciences from 1998 to 2009. He is a member of several professional societies, including the American Psychiatric Association, the American Association for the Advancement of Science, the New York Academy of Sciences, and the National Academy of Medicine. Dr. Krishnan has also received numerous honors and awards, including the Distinguished Scientist Award from the American Association of Geriatric Psychiatry and the Public Service Medal (Friend of Singapore) from the president of Singapore for his service to that country.

Dr. Krishnan’s service as an executive and administrator at a large medical center and as the dean of two medical schools provides the Board with valuable experience in the management of physician practices and in maintaining compliance with the complex regulatory requirements of the hospital and healthcare industries.

Wayne T. Smith	Director Since 1997

Executive Chairman of the Board of Directors

Mr. Smith has served as the Executive Chairman of our Board of Directors since January 2021. He has been a member of the Board since April 1997 and has served as Chairman since 2001. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. From April 1997 through

December 2020, he served as our Chief Executive Officer. Prior to joining us, Mr. Smith was president and chief operating officer of Humana Inc., where he served in various management positions during 23 years with that company and as a director from 1993 to 1996. Mr. Smith also serves on the board of trustees of Auburn University. He previously served on the board of directors of Praxair from July 2001 until its merger with Linde AG in October 2018, with service initially on Praxair’s audit committee and later on its compensation committee (former chair). Mr. Smith is the past-chair of the board of the Federation of American Hospitals. He is also the past-chair and a former board member of both the Nashville Area Chamber of Commerce and the Nashville Health Care Council. Mr. Smith is the uncle of Austen D. (Drew) Mason, who serves as the Regional President — Region 1 Operations of the Company as noted below.

Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital and outpatient facilities sector and the managed care sector. He was named one of the 100 Most Influential People in Healthcare in Modern Healthcare’s peer-voted list for 19 consecutive years. Institutional Investor magazine named Mr. Smith a Top CEO for the healthcare facilities sector multiple times. Mr. Smith was honored on several occasions as being one of the top chief executive officers in the institutional provider segment of the healthcare sector. In addition, his experience serving on other companies’ boards of directors provides him with insight and experiences to support his leadership of the Company’s Board of Directors.

H. James Williams, Ph.D.	Director Since 2015

Audit and Compliance Committee Member

Dr. Williams has served as president of Mount St. Joseph University in Cincinnati, Ohio since March 2016. Mount St. Joseph University provides interdisciplinary liberal arts and professional curricula to its students, including a number of graduate and doctoral healthcare programs. Prior to that, he served as president of Fisk University, a leading liberal arts university located in Nashville, Tennessee, from February 2013 until September 2015. Fisk University is renowned for its leadership role and history in the education of African-American students. Dr. Williams also served as dean and a professor of accounting at the Seidman College of Business of Grand Valley State University in Grand Rapids, Michigan from 2004 until 2013. From 2006 until 2013, Dr. Williams served on the board of trustees of St. Mary’s Hospital, a non-profit hospital in Grand Rapids, Michigan. From 1999 until 2004, he was dean and a professor of accounting at the School of Business of North Carolina Central University in Durham, North Carolina. From 1994 to 1999, Dr. Williams was dean of the School of Management and a professor of accounting at Delaware State University in Dover, Delaware. Prior to that, he held faculty positions in the business schools at several universities. Dr. Williams also serves on the boards of several non-profit organizations. He previously served on the advisory board of Fifth Third Bank of Tennessee and as a member of the Metropolitan Nashville Airport Authority’s Air Service Coalition. Dr. Williams has also practiced law, primarily in the areas of partnership and corporate tax, as well as contract law. He started his diverse career as an accountant with Ernst & Young where he worked in the audit division with companies in the banking, textiles, automotive and shipping industries.

Dr. Williams’ educational background (MBA in accounting from the University of Wisconsin-Madison; Ph.D. in accounting from University of Georgia; and J.D. and LL.M. degrees from Georgetown University Law Center) and his extensive teaching experience provide additional accounting expertise to the Board. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board.

Susan W. Brooks	Nominee

Ms. Brooks is a former Congresswoman and former U.S. Attorney. From 2013 to 2021, she served as the U.S. Representative for the 5th District of Indiana, where she was instrumental in legislation to reform emergency response, healthcare, manufacturing, technology innovation, higher education and public safety. Ms. Brooks served as the Chair for the House Ethics Committee and was a member of the House Energy and Commerce Committee. She also held subcommittee roles in Health; Communications and Technology; Commerce, Manufacturing and Trade; and Oversight and Investigations. Ms. Brooks served on the Select Committee on the Modernization of Congress and on the House Committee on Education and Workforce and Homeland Security Committee. She also co-founded the 5G Caucus with a goal of positioning the United States as a leader in 5G wireless technology. Ms. Brooks co-chaired the Women’s Caucus and Women in High Tech Coalition and served as the Recruitment Chair for the National Republican Congressional Committee (NRCC). In this role, she recruited 94 women and 75 minority candidates who stood for election to Congress on general election ballots. Prior to serving in Congress, Ms. Brooks was Senior Vice President and General Counsel for Ivy Tech Community College, the public community college system for the state of Indiana, from 2007 to 2012. From 2001 to 2007, she served as U.S. Attorney for the Southern District of Indiana, where she oversaw the prosecution of Medicaid fraud and illegal opioid prescriptions. Prior to her appointment as U.S. Attorney, Ms. Brooks’ broad professional experience included practicing criminal defense law and later government services law at law firms in Indianapolis, Indiana. She also served as Deputy Mayor for the City of Indianapolis overseeing public safety operations and helped manage law enforcement and emergency response efforts. Ms. Brooks serves on the board of directors of First Merchants Corporation, a Nasdaq-listed financial holding company headquartered in central Indiana, and serves on its Nominating and Governance Committee. She also serves on the board of directors of Team Health Holdings, Inc., a leading physician practice company. Ms. Brooks has served on several non-profit boards, including Ascension St. Vincent Hospital in Indianapolis. Ms. Brooks has received numerous awards, including the Congressional Champion Award from the Association of Maternal and Child Health Programs and the Congressional Leadership Award from the Community Anti-Drug Coalitions of America, both in 2020; and the Champion of Healthcare Innovation Award from the Healthcare Leadership Council and the Legislator of the Year from the Indiana Health Industry Forum, both in 2015.

Ms. Brooks’ deep knowledge of and experience in both the legislative and judicial branches of the Federal government provide our Board with valuable insight into the governmental processes and priorities that impact the heavily-regulated industry in which we operate. In addition, her diverse experience, including advising public and privately-held companies, non-profits, educational institutions, and hospitals, gives her valuable insight both related to the healthcare industry as well as to other sectors with which our Company frequently interacts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 14, 2022, except as otherwise footnoted, with respect to ownership of our Common Stock by:

*	each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

*	each of our directors and nominees;

*	each of our executive officers named in the Summary Compensation Table on page 64 of this Proxy Statement; and

*	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse. Ownership percentages are calculated based on 134,673,587 shares of our Common Stock outstanding as of March 14, 2022.

	Shares Beneficially Owned(1)

Name	Number		Percent

5% Stockholders:

BlackRock	19,321,321	(2)	14.3%

Franklin Resources	10,503,142	(3)	7.8%

The Vanguard Group	10,209,068	(4)	7.6%

Directors and Nominees:

John A. Clerico	235,710	(5)	*

Michael Dinkins	112,762	(6)	*

James S. Ely III	256,289	(7)	*

John A. Fry	135,913	(8)	*

Joseph A. Hastings, D.M.D.	17,130	(9)	*

Tim L. Hingtgen	1,559,094	(10)	*

Elizabeth T. Hirsch	40,500	(11)	*

William N. Jennings, M.D.	78,468	(12)	*

K. Ranga Krishnan, MBBS	71,186	(13)	*

Wayne T. Smith	5,916,509	(14)	4.4%

H. James Williams, Ph.D.	103,168	(15)	*

Susan W. Brooks (nominee)	-		-

Other Named Executive Officers

Kevin J. Hammons	781,024	(16)	*

Lynn T. Simon, M.D.	621,467	(17)	*

Benjamin C. Fordham	465,459	(18)	*

Directors and Executive Officers as a Group (20 persons)	11,412,289	(19)	8.4%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 14, 2022. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 14, 2022 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on January 28, 2022, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 19,137,708 shares of Common Stock and sole dispositive power with respect to 19,321,321 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Shares beneficially owned are based on Schedule 13G filed with the SEC on February 1, 2021, by Franklin Resources, Inc., Charles B. Johnson, Rupert H Johnson, Jr., Franklin Advisers, Inc., Franklin Advisory Services, LLC, and Fiduciary Trust International, LLC (collectively, “Franklin Resources” or the “Franklin Entities”). Franklin Advisers, Inc. has sole voting and dispositive power with respect to 10,500,000 shares of Common Stock. Franklin Advisory Services, LLC has sole voting and dispositive power with respect to 2,781 shares of Common Stock. Fiduciary Trust International, LLC has sole voting and dispositive power with respect to 361 shares of Common Stock. The address of each of the Franklin Entities is One Franklin Parkway, San Mateo, CA 94403-1906.

(4)

Shares beneficially owned are based on Schedule 13G/A filed with the SEC on February 9, 2022, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has shared voting power with respect to 246,055 shares of Common Stock; sole dispositive power with respect to 9,879,179 shares of Common Stock and shared dispositive power with respect to 329,889 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(6)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(7)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(8)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(9)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(10)

Includes 272,916 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 550,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(11)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(12)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022

(13)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(14)

Includes 183,750 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 585,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022

(15)

Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 0 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(16)

Includes 74,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 395,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(17)

Includes 57,083 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 212,500 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

(18)

Includes 52,500 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 105,000 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022. Mr. Fordham retired from his position with the Company effective February 28, 2022.

(19)

Includes 751,916 shares subject to options which are currently exercisable or exercisable within 60 days of March 14, 2022 and 2,280,500 shares subject to restricted stock awards with voting power and performance measures that have not been met as of March 14, 2022.

*	Less than 1%

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

Except as otherwise noted below, since January 1, 2021, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related party had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

On February 28, 2022, CHSPSC, LLC entered into a retainer agreement with Benjamin C. Fordham, the Company’s former Executive Vice President, General Counsel and Assistant Secretary, upon his retirement. The Company believes that the compensation paid to Mr. Fordham under his retainer agreement is on terms as favorable to the Company as could have been maintained with an unrelated third party. Pursuant to the retainer agreement, Mr. Fordham provides certain consulting services related to legal matters as requested by our Chief Executive Officer or his designee. The term of the retainer agreement is from March 1, 2022 to December 31, 2024. During the term of the retainer agreement, Mr. Fordham receives consulting fees of $25,000 per month and he is subject to restrictions on solicitation and conflicts of interest with the Company or its affiliates. For the duration of the retainer agreement, Mr. Fordham’s previously granted stock options will remain in effect in accordance with the applicable terms of their grant. He will also continue to vest in previously granted restricted stock of the Company in accordance with the applicable time-vesting schedule.

A subsidiary of the Company employs Rebecca Pitt, the spouse of Justin D. Pitt, who became an executive officer when he was named Executive Vice President, General Counsel and Assistant Secretary of the Company, effective March 1, 2022. Ms. Pitt serves as a Vice President of Corporate Communications, a position she held prior to her marriage to Mr. Pitt. Mr. Pitt has no input or oversight regarding Ms. Pitt’s compensation and other terms of employment, which are consistent with those of other employees of Ms. Pitt’s level of responsibility, seniority and performance. Ms. Pitt’s total compensation for 2022, including base salary, target cash bonus and the grant date fair value of all equity awards is not expected to exceed $300,000.

The Company applies the following policy and procedure with respect to related person transactions. Any potential related party transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or an executive officer of the Company, any director nominee, any immediate family member of any of the foregoing persons, any person who, at the time of the occurrence or existence of the transaction at issue, is known to the Company to be a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee (or, in those instances in which our General Counsel, in consultation with the Chief Executive Officer or Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Committee meeting, will be reviewed by the Chair of the Audit and Compliance Committee, who has delegated authority to act between Committee meetings) to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

The Audit and Compliance Committee approved the terms of the retainer agreement with Mr. Fordham noted above prior to the entry into such retainer agreement, and the Audit and Compliance Committee approved the 2022 employment terms of Ms. Pitt prior to Mr. Pitt becoming an executive officer, effective March 1, 2022, as noted above, and the Company otherwise complied with its related person transaction policy as noted above in connection with such transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2021, John A. Clerico, John A. Fry and Julia B. North (until her death on December 9, 2021) served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable rules of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 14, 2022. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	76	Executive Chairman of the Board of Directors
Tim L. Hingtgen	54	Chief Executive Officer and Director
Kevin J. Hammons	56	President and Chief Financial Officer
Lynn T. Simon, M.D.	62	President of Clinical Operations and Chief Medical Officer
Justin D. Pitt	46	Executive Vice President, General Counsel and Assistant Secretary
Chad A. Campbell	52	Regional President – Region Operations
Austen D. (Drew) Mason	35	Regional President – Region Operations
Mark B. Medley	56	Regional President – Region Operations
Kevin A. Stockton	51	Regional President – Region Operations
Jason K. Johnson	47	Senior Vice President and Chief Accounting Officer

Wayne T. Smith — The principal occupation and employment experience of Mr. Smith during the last five years is set forth on page 27 of this Proxy Statement.

Tim L. Hingtgen — The principal occupation and employment experience of Mr. Hingtgen during the last five years is set forth on page 26 of this Proxy Statement

Kevin J. Hammons serves as President and Chief Financial Officer. He joined us in 1997, and, in 2002, he was promoted to Assistant Vice President (later Vice President), Financial Reporting. In 2012, he was promoted to Vice President (later Senior Vice President) and Chief Accounting Officer. In 2017, Mr. Hammons was named Assistant Chief Financial Officer, and in 2018, he was also named Treasurer. In those roles, he was responsible for overseeing accounting and financial reporting, SEC reporting, budgeting, design and implementation of financial systems and processes, capital market transactions, corporate finance and treasury management functions, and the Company’s divestiture program. Mr. Hammons was promoted to Executive Vice President and Chief Financial Officer in 2020 and to President and Chief Financial Officer in February 2021. Prior to joining us, Mr. Hammons served in various positions in the Assurance and Advisory Services practice at Ernst & Young LLP from 1988 until 1997, serving both public and privately-held companies. Mr. Hammons previously served as a member of the Board of Trustees of Malone University in Canton, Ohio.

Lynn T. Simon, M.D. serves as President of Clinical Operations and Chief Medical Officer. She has leadership responsibilities for all aspects of clinical operations, including quality and safety, clinical service lines, nursing, case management and post-acute services, including inpatient rehabilitation, skilled nursing and behavioral health. She also oversees medical staff relations, physician practice management, clinical informatics, telemedicine initiatives, and corporate support areas such as pharmacy and clinical documentation improvement. Upon joining us in 2010 and until she assumed her current position in January 2014, Dr. Simon served as Senior Vice President and Chief Quality Officer. She serves on the board of directors of Ascend Learning, LLC, a leading provider of educational content, software and analytics to institutions, students and employers in healthcare and other high-growth, licensure-driven professions, and also serves on its audit committee. Dr. Simon also served on the board of directors of Kindred Healthcare, Inc., a provider of post-acute care services, and on its audit committee and its quality of care and patient outcomes committee, from November 2016 until Kindred’s acquisition by a consortium led by Humana, Inc., in July 2018. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellarmine University in Louisville, Kentucky. Dr. Simon has been named to Modern Healthcare’s 50 Most Influential Physician Executives and Leaders list and Modern Healthcare’s biennial Top 25 Women in Healthcare list on multiple occasions.

Justin D. Pitt serves as Executive Vice President, General Counsel and Assistant Secretary. He joined us in 2009 as Litigation Counsel after several years of private practice as a litigator and lobbyist to the Tennessee General Assembly. In 2017, he was promoted to Senior Vice President and Chief Litigation Counsel. In that role, he served as our primary counsel for litigation, managed care, reimbursement and other legal matters and also oversaw the operations of the legal and government relations departments. He was promoted to Executive Vice President, General Counsel and Assistant Secretary effective March 1, 2022. Mr. Pitt serves as a member of the American Health Lawyers Association and on the Federation of American Hospitals’ Medicaid and Managed Care Committee. He is a Fellow of the Nashville Health Care Council and a member of the Leaders Council of the Legal Services Corporation, the largest funder of civil legal aid for low income Americans in the United States. Mr. Pitt also serves on the boards of various non-profit organizations including One Willco and The Village at Glencliff, which provides medical respite and bridge housing for those experiencing homelessness. He received his law degree, Order of the Coif, from Washington University School of Law, where he was a William Webster Fellow.

Chad A. Campbell serves as the Regional President – Region 4 Operations. In this role, he oversees the operations of our affiliated markets in Mississippi, Oklahoma, Tennessee and Texas. Mr. Campbell originally joined us in 2007 and served in hospital executive roles, including as chief executive officer, at various of our affiliated hospitals in the western United States. He was the chief executive officer at McKenzie-Willamette Medical Center, our formerly-affiliated hospital in Springfield, Oregon, when that hospital was included in our spin-off of Quorum Health Corporation in 2016. Mr. Campbell continued in that role with Quorum until 2018 when he rejoined us as a Vice President of Division Operations. He was promoted to Regional President in 2019. Mr. Campbell holds a master’s degree in health care administration from Trinity University.

Austen D. (Drew) Mason serves as the Regional President – Region 1 Operations. In this role, he oversees the operations of our affiliated markets in Alabama, Florida and Georgia. Mr. Mason joined us in 2009 and served in various corporate operations roles. From 2012 through 2020, he served as a hospital executive at various of our affiliated hospitals in the southeast United States, including as chief executive officer of Grandview Medical Center in Birmingham, Alabama, from 2017 through 2020. Mr. Mason was promoted to Regional President in January 2021. He holds a master’s degree in business administration with a specialization in healthcare from Vanderbilt University. Mr. Mason is the nephew of Wayne T. Smith, the Executive Chairman of the Board of Directors of the Company.

Mark B. Medley serves as the Regional President – Region 3 Operations. In this role, he oversees the operations of our affiliated markets in Indiana, North Carolina, Pennsylvania and West Virginia. Mr. Medley joined us in this role in 2019. From 2018 to 2019, he was the chief executive officer and owner of Alee Healthcare Advisory Services. In that role, Mr. Medley provided healthcare advisory services to healthcare investors and healthcare providers. From 2016 to 2018, he was executive vice president and group president at RCCH Healthcare Partners, a privately-owned healthcare system operator in Brentwood, Tennessee. Mr. Medley also served in various senior executive roles with Capella Healthcare, Inc., a privately-owned healthcare system operator in Franklin, Tennessee, including service on Capella’s board of directors, from 2008 until Capella’s 2016 merger with RegionalCare Hospital Partners to form RCCH Healthcare Partners. Prior to that, Mr. Medley served in both corporate and hospital executive roles, including as a division chief financial officer and a hospital chief executive officer and chief financial officer, with other healthcare system operators. He holds a master’s degree in business administration with a concentration in healthcare management from Western Governors University.

Kevin A. Stockton serves as the Regional President – Region 2 Operations. In this role, he oversees the operations of our affiliated markets in Alaska, Arizona, Arkansas, Missouri and New Mexico. Mr. Stockton joined us in 2011 as chief executive officer of Northwest Medical Center, the Company’s affiliated hospital in Tucson, Arizona. In 2015, he was promoted to market chief executive officer for Arizona. He was promoted to Regional President in 2017. Prior to joining us, Mr. Stockton served in hospital executive roles, including as chief executive officer and chief operating officer, for hospitals in the western United States. Mr. Stockton holds a master’s degree in public administration from the University of Arizona.

Jason K. Johnson serves as Senior Vice President and Chief Accounting Officer. In this role, he is responsible for our Securities and Exchange Commission reporting matters, as well as overseeing various other accounting and financial reporting matters, including accounting policies and procedures, consolidations and accounting for acquisitions and divestitures. Mr. Johnson joined us in 2012 as Vice President, Assistant Corporate Controller, and in 2018 he was promoted to Vice President, Corporate Controller. In 2019, he was promoted to Vice President and Chief Accounting Officer, and he was promoted to Senior Vice President in 2020. Prior to joining us, Mr. Johnson held various positions in the assurance and advisory services practice at Deloitte & Touche LLP. He also previously served as controller of an alternative energy marketing and distribution company. Mr. Johnson holds a master’s degree in accounting from the University of Kentucky. He is a member of the American Institute for Certified Public Accountants and Tennessee Society of Certified Public Accountants.

The executive officers named above were appointed by the Board to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the twelve (12) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

Susan W. Brooks

John A. Clerico

Michael Dinkins

James S. Ely III

John A. Fry

Joseph A. Hastings, D.M.D.

Tim L. Hingtgen

Elizabeth T. Hirsch

William Norris Jennings, M.D.

K. Ranga Krishnan, MBBS

Wayne T. Smith

H. James Williams, Ph.D.

Each of the nominees, other than Ms. Brooks, is an incumbent. Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board may designate. The Company has no reason to believe that any director nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against,” then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to express their views with respect to the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns as evidenced by our stockholder outreach efforts and our responsiveness to feedback received in connection with those efforts. Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly-comprised of independent members of the Board), and our Compensation Committee engages an independent executive compensation consultant, Mercer, to advise the Compensation Committee.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, a significant portion of the compensation payable to our named executive officers is in the form of at-risk variable compensation; we utilize multiple performance metrics in connection with both our cash incentive compensation and performance-based restricted stock awarded to our named executive officers; and each of our executives is an at-will employee.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements continue to meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

As described in detail under the heading “Compensation Discussion and Analysis,” we achieved or exceeded our primary financial targets in 2021 and made progress on other key objectives intended to position the Company for future growth, while continuing to assist our affiliated hospitals and outpatient facilities in managing through the COVID-19 pandemic. Consistent with our pay-for-performance philosophy, this performance is reflected in the compensation paid to our named executive officers for 2021.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board, or the Compensation Committee of our Board. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any additional actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes our executive compensation program, explains how our Compensation Committee oversees and implements this program, and reviews the 2021 compensation for the executive officers identified below, who are our “named executive officers” for purposes of this Proxy Statement in accordance with SEC rules. Throughout this Compensation Discussion and Analysis and elsewhere in this Proxy Statement, we refer to this group of individuals as the “Named Executive Officers.”

Named Executive Officer	Position
Tim L. Hingtgen	Chief Executive Officer
Kevin J. Hammons	President & Chief Financial Officer
Wayne T. Smith	Executive Chairman of the Board of Directors
Lynn T. Simon, M.D.	President of Clinical Operations & Chief Medical Officer
Benjamin C. Fordham	Former Executive Vice President, General Counsel & Assistant Secretary [1]

1	Mr. Fordham served as Executive Vice President, General Counsel & Assistant Secretary of the Company throughout 2021 and until his retirement effective February 28, 2022.

As part of the Board’s ongoing leadership succession planning process, Mr. Hingtgen was appointed Chief Executive Officer effective January 1, 2021. Prior to that, Mr. Hingtgen served as the Company’s President and Chief Operating Officer since September 2016 and has served on the Company’s Board of Directors since 2017. Unless otherwise noted, all references to our “Chief Executive Officer” or “CEO” in this Compensation Discussion and Analysis refer to Mr. Hingtgen.

Also effective January 1, 2021, Mr. Smith was appointed Executive Chairman of the Board of Directors. Mr. Smith served as the Company’s Chief Executive Officer from 1997 and Chairman and Chief Executive Officer from 2001 until his appointment as Executive Chairman of the Board.

As a leading operator of general acute care hospitals and outpatient facilities within the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, the Company views improving earnings and profitability as well as achieving growth as paramount objectives of the Company’s strategy. We believe these strategic objectives are fundamental points of alignment between stockholder value and the compensation of executive management.

In 2021, the Company delivered strong financial performance, despite the ongoing challenges presented by the COVID-19 pandemic. We believe that prior Company investments across our strategic imperatives, which have improved patient safety and quality, advanced operational excellence, enhanced patient connectivity, and strengthened our competitive position, continue to benefit the Company’s performance.

During 2021, the Company also executed across its initiatives and made additional investments throughout the organization, which we believe positions the Company for continued net revenue and Adjusted EBITDA growth. Investments to drive net revenue growth included advancing the transfer center initiative, further building out our Accountable Care Organizations, primary care development, expanding service lines, adding new inpatient capacity, and increasing access points across the continuum of care. To further improve operating efficiency, the Company continued the execution of its margin improvement program, which contributed to additional cost savings during the year.

Complementing our growth and margin improvement initiatives have been improvements across our capital structure. During 2021, in addition to the Company extending a number of debt maturities, the Company also lowered annual cash interest and reduced its financial leverage through the Company’s debt capital market transactions.

We believe that the execution of our initiatives has strengthened the Company across multiple fronts and benefitted our financial performance. As a result, the Company delivered improvements in 2021 related to a number of key metrics. Due to these initiatives, we believe the Company is positioned to further improve performance and long-term stockholder value in the future.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2021 Annual Report on Form 10-K filed with the SEC on February 17, 2022, for more details about the Company’s performance during 2021 and in prior years.

We achieved or exceeded our primary financial targets in 2021 and made progress on other key objectives intended to position the Company for future growth, while continuing to assist our affiliated hospitals and outpatient facilities in managing through the COVID-19 pandemic. Consistent with the Company’s pay-for-performance philosophy, taking these factors into account, our Chief Executive Officer received 130% of his target cash incentive award for 2021 (in comparison, our then-serving Chief Executive Officer received 128% of his target cash incentive award during 2020).

Our long-term incentive (“LTI”) mix further aligns our executive compensation program with stockholder interests by virtue of the fact that 75% of the LTI awards (based on the number of shares subject to such awards) granted to each of our named executive officers in 2021 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officers only to the extent the Company achieves its long-term performance goals and/or our stock price increases in the future. The Compensation Committee generally utilizes a share-denominated approach to LTI grants. In other words, barring any promotions, changes in responsibilities, and/or changes in LTI market values within our peer group, the Committee generally does not modify the number of shares subject to option, time-based restricted stock or performance-based restricted stock grants to take into account changes in our share price that have occurred over the prior year. The Compensation Committee believes that this approach results in directly aligning our executives’ long-term incentive compensation with the interests of our stockholders. When the stock price declines, the value of an executive’s LTI award (and thus target total compensation) declines. When the stock price improves, the value of an executive’s LTI award (and thus target total compensation) increases. Within this framework, the Company increased the number of shares subject to LTI grants made to Mr. Hingtgen in 2021 compared to 2020 due to his promotion to Chief Executive Officer effective January 1, 2021; increased the number of shares subject to LTI grants made to Mr. Hammons in 2021 compared to 2020 due to his promotion to President and Chief Financial Officer (from Executive Vice President and Chief Financial Officer) in February 2021; increased the number of shares subject to LTI grants made to Dr. Simon in 2021 compared to 2020 to reflect her level of responsibility within the Company; and decreased the number of shares subject to LTI grants made to Mr. Smith in 2021 compared to 2020 due to the change in Mr. Smith’s role in connection with becoming Executive Chairman effective January 1, 2021. Between the LTI grant date in March 2020 and the LTI grant date in March 2021, our stock price improved from $4.93 to $8.81. Our stock price improved further to $13.31 at December 31, 2021. Despite the improvement in our stock price, the grant date fair value of the Company’s aggregate target LTI awards remained at or below the median of our peer group (as described below) in 2021.

Executive Summary

Compensation Program Objectives and Best Practices

The primary objectives of the Company’s executive compensation program are to:

*	Provide market competitive pay levels, compensation programs and incentive plan designs, all of which are underpinned by our strong pay-for-performance philosophy;

*	Attract and retain seasoned professionals with demonstrated abilities to capitalize on growth and margin improvement opportunities in both existing and new markets (both geographic and business line);

*

Incorporate short-term and long-term components that align the interests of executive management with stockholders while also appropriately incentivizing our executives to drive Company performance and maximize value; and

*	Adhere to rigorous expense management in an environment of ethical and compliant behavior.

Our executive compensation program has been designed, reviewed and modified over time to conform to governance best practices and to respond to investor feedback regarding pay practices. For example, the Company, over the years, has implemented the following policies:

What We Do	What We Don’t Do
Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	Excessive Perquisites – Perquisites represent a limited portion of our NEOs’ compensation.

  Multiple Performance Metrics – Cash incentive compensation and our performance-based restricted stock awards are based on multiple measures to support the Company’s long-term strategy in a balanced manner.

Employment Agreements – We do not have employment agreements with our NEOs, and all of our NEOs are employed on an at-will basis.

  Long-Term Performance Focus – Half of the annual long-term equity awards for our NEOs are tied to three-year financial goals (for 2021 awards, Total Shareholder Return Percentile Rank (Executive Chair, CEO and CFO only); Consolidated Adjusted EBITDA Growth; and Same-Store Net Revenue Growth).

  Guaranteed Annual Salary Increases or Bonuses – For our NEOs, annual salary increases are based on market competitiveness and other considerations, while annual cash incentives are tied to corporate and individual performance.

Stock Ownership Guidelines – All NEOs are subject to our stock ownership requirements.	Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	“Single-trigger” change-in-control cash severance payments – Company’s Plan documents prohibit “single-trigger” change-in-control cash severance payments.

Award Caps – All of our annual cash incentive compensation plans and our performance-based restricted stock awards have caps on plan formulas.	Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.	Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.

Use a representative and relevant peer group.

Use an independent compensation consultant.

A more detailed discussion of these policies and actions can be found on the following pages.

Over the years, we have continued to enhance and modify aspects of our executive compensation program, as appropriate, taking into account stockholder expectations and feedback in order to ensure that our executive compensation program continues to be structured in an optimal manner.

Key 2021 Compensation Designs/Outcomes

Taking into account our commitment to link pay and performance, the following compensation-related decisions were made for 2021:

*

Mr. Hingtgen compensation terms: Approved new compensation terms for Mr. Hingtgen in conjunction with his appointment as Chief Executive Officer, effective January 1, 2021, including an annual base salary of $1,200,000 and target annual cash incentive compensation of $2,700,000 (or 225% of his base salary). Mr. Hingtgen received an annual LTI grant with the number of shares subject to these awards representing 11% fewer shares than the shares subject to the LTI awards made to our then-serving Chief Executive Officer in 2020 (his last year of service as Chief Executive Officer). Moreover, the grant date value of the target LTI award to Mr. Hingtgen in 2021 was below the 25th percentile of our peer group.

*

Mr. Smith compensation terms: Approved new compensation terms for Mr. Smith in conjunction with his appointment to a new role as Executive Chairman, effective January 1, 2021, including an annual base salary of $1,000,000 and target annual cash incentive compensation of $2,250,000 (or 225% of his base salary). Mr. Smith’s base salary and the target dollar amount of his annual cash incentive compensation represent decreases of approximately 38% for both of these compensation components in comparison to 2020, when Mr. Smith served as Chief Executive Officer. Moreover, the number of shares subject to LTI awards made to Mr. Smith for 2021 was reduced by 20% relative to the number of shares subject to awards made as part of the LTI awards granted to him in 2020. Mr. Smith’s new compensation terms were approved by the Compensation Committee (with ratification by the independent members of the Board) consistent with the recommendation of its independent compensation consultant based on peer and other market data.

*

Annual cash incentive compensation: Annual cash incentive compensation awarded to our CEO for 2021 was 130% of target, reflecting the Company achieving or exceeding its key financial and strategic goals during 2021 as well as the Company’s efforts in assisting its affiliated hospitals in managing challenges related to the COVID-19 pandemic.

*

2019-2021 performance-based restricted stock awards: Based on the Company’s three-year cumulative financial results through December 31, 2021, the Company’s performance exceeded 120% of the target for both of the three-year financial performance objectives underlying the 2019-2021 performance-based restricted stock awards granted in March 2019. In addition, the Company’s three-year TSR Percentile Rank was above the 75th percentile (this additional performance objective was applicable only for awards made to the then-serving Chief Executive Officer and the then-serving Chief Financial Officer). As a result, the 2019-2021 performance-based restricted stock awards were earned at 200% of the target number of shares originally granted to each award recipient in 2019, which represented the maximum payout under such awards.

*

2021 LTI Awards: To incentivize our named executive officers to achieve Company goals and increase stockholder value over time, 75% of the shares subject to the 2021 LTI award granted to each of our named executive officers was in the form of performance-based restricted stock or non-qualified stock options.

*	Overall Value of LTI Awards: The Compensation Committee generally utilizes a share-denominated approach to LTI grants. The Compensation Committee believes that this approach results in directly aligning our executives’ long-term incentive compensation with the interests of our stockholders. Between the LTI grant date in March 2020 and the LTI grant date in March 2021, our stock price improved from $4.93 to $8.81. Our stock price improved further to $13.31 at December 31, 2021. Despite the improvement in the Company’s stock price, the grant date fair value of the Company’s aggregate target LTI awards to its named executive officers remained at or below the median of our peer group in 2021.

*	Overall Target Total Compensation: The resulting target total compensation payable to our CEO during 2021 was below the 25th percentile of our peer group.

The majority of our NEO compensation is performance-based and is issued in the form of both annual and long-term incentives. Individuals in a position to influence the growth of stockholder value have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the elements of the compensation program for the CEO and other NEOs is shown in the following charts which outline the size, in percentage terms, of each element of target compensation (based on the base salary amount, target short-term cash incentive opportunity and grant date fair value of equity grants made in 2021).

Stockholder Outreach and Responsiveness to Feedback

2021 Say on Pay Results and 2021 Stockholder Outreach Efforts

At our annual meeting of stockholders in May 2021, approximately 98% of the votes cast by our stockholders, excluding broker non-votes, were voted in favor of the Company’s advisory Say-on-Pay proposal with respect to the compensation of our named executive officers as described in our 2021 Proxy Statement. As our Compensation Committee has continued to review our compensation practices, it is mindful of the level of support received from our stockholders with respect to this Say-on-Pay proposal.

We conduct year-round proactive stockholder interaction and are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder perspectives on executive compensation and other topics that are important to our stockholders. In addition to our SEC filings, press releases, 2020/2021 Community Impact Report, 2021 Environmental Sustainability Report, and company website – we also communicate with stakeholders through earnings calls and investor conferences. In addition, during 2021, we met or consulted with stockholders that held over 50% of our shares outstanding at that time to discuss topics that are important to our stockholders, including soliciting feedback on corporate governance matters and our executive compensation program. Moreover, our Lead Director, the members of our independent Compensation Committee and our other outside directors are available to speak directly with our stockholders if requested. Our Compensation Committee considers the feedback and suggestions we receive in light of both market best practices and what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs.

2021 Program Changes

Our Compensation Committee and management, in consultation with Mercer, continued to evaluate our executive compensation program during 2021 in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, current trends in public company pay practices, and competitive considerations. In addition, we intend to make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

After considering those objectives, our Compensation Committee made the following change to our executive compensation programs for 2021 in comparison to 2020:

*

Revised non-financial performance metrics for annual cash incentive plan: Reflecting the completion of the Company’s formal portfolio rationalization and deleveraging strategy by the end of 2020, substantial progress on that plan was no longer included as a component of the of the non-financial performance and strategic and operational improvement goals in the annual cash incentive plan for 2021. Moreover, to emphasize their importance to the Company’s achievement of its strategic goals, the Compensation Committee incorporated the following items as components of the non-financial performance strategic and operational improvement goals in the annual cash incentive plan for 2021: (i) continuing to provide needed support and guidance to the Company’s affiliated hospitals during the COVID-19 pandemic, while also focusing on recovering volume decreases that occurred during the pandemic, and (ii) continuing to execute on improvements to the Company’s capital structure and extension of long-term debt.

We will continue to monitor market best practices and thoughtfully consider stockholder feedback in future years with respect to potential changes to our executive compensation programs.

ESG Program Change for 2022

In keeping with the Company’s commitment to ESG initiatives more broadly, in February 2022, the Compensation Committee added ESG goals as a component of the non-financial performance strategic and operational improvement goals in the annual cash incentive plan for our named executive officers in 2022. The ESG goals included continued advancement of the Company’s diversity, equity, and inclusion objectives and other environmental, social and governance objectives, such as those set forth in its Community Impact Report and Environmental Sustainability Report. For additional information regarding the Company’s ESG initiatives, see “What are the Company’s environmental, social and governance initiatives and where can I find additional information regarding these initiatives?“

2021 Guiding Principles and Compensation Framework

The core goals applied by the Company in implementing its executive compensation program for 2021 were to provide a mix of compensation vehicles that generated a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives from both a short-term and long-term perspective, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent.

The guiding principles used by the Company during 2021 included:

*	An overall targeted mix of compensation elements that is competitive with our selected peer group companies (see below for a discussion of our peer group);

*	Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

*

LTI awards of stock-based compensation, 50% of the target amount of which were performance-based restricted stock with three-year targets and 25% of which were in the form of non-qualified stock options, such that 75% of the target LTI awards were at risk in order to further align the interests of executive management with our stockholders; and

*

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company believes that the flexibility to make upward or downward adjustments as needed for individual performance, unusual market fluctuations, or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as internal equity, level of responsibility, individual performance, an individual’s tenure in his or her current role, and Company performance.

Components of our 2021 Executive Compensation Program

Peer Group

In accordance with the process described above, the Company utilizes a benchmark peer group in connection with determining the executive compensation for the named executive officers.

The Company regularly reviews the composition of its peer group to ensure comparability between the Company and its peer group. The only change to the Company’s peer group for 2021 as set forth below in comparison to 2020 is that WellCare Health Plans, Inc. was removed from the Company’s 2021 peer group following its acquisition by Centene Corporation.

The 2021 peer group included the other three publicly-traded major hospital management companies. In addition, given the limited number of large, publicly-traded hospital management companies, the 2021 peer group also included 12 other companies in the healthcare facilities, healthcare services, healthcare distribution, insurance or managed care areas. The 15 companies included in the 2021 peer group analysis were:

Peer Group Companies (for 2021 Compensation Cycle)

• Aflac Incorporated	• Molina Healthcare, Inc.
• Brookdale Senior Living, Inc.	• Owens & Minor, Inc.
• DaVita Inc.	• Quest Diagnostics Incorporated
• Encompass Health Corporation	• Select Medical Holdings Corporation
• Genesis Healthcare, Inc.	• Tenet Healthcare Corporation
• HCA Healthcare, Inc.	• Universal Health Services, Inc.
• Henry Schein, Inc.	• Unum Group
• Humana Inc.

In selecting the peer group companies, consideration was given to revenue, market capitalization, enterprise value and number of employees of each company, while being sensitive to the positioning of the Company in relation to the peer group medians. The goal was to have the Company fit within the middle of the peer group (i.e., between the 25th and the 75th percentile) with respect to these metrics if possible. At the time the group was selected, the Company was near the median of this peer group in terms of revenue and enterprise value. Our Compensation Committee believes that the Company’s peer group continues to align the Company with the competitive market for talent for our key executives.

Base Salary

Base salary, as its name implies, is the basic compensatory element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization and may also be impacted by the individual’s tenure in his or her current role. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary for each of our executive officers is set at a market-competitive level relative to our peer group as identified above when considering each executive’s role and responsibilities, as well as individual performance.

Effective January 1, 2021, Mr. Smith transitioned from the role of Chief Executive Officer into the role of Executive Chairman of the Company’s Board of Directors, and Mr. Hingtgen transitioned from the role of President and Chief Operating Officer into the role of Chief Executive Officer. In anticipation of these new roles, in December 2020, the Compensation Committee reviewed the base salaries of Mr. Smith and Mr. Hingtgen and approved revisions to their base salaries, effective January 1, 2021, commensurate with their new roles and responsibilities. The base salaries of our other named executive officers were reviewed by the Compensation Committee in early 2021 as part of its annual compensation review. The Compensation Committee approved an increase in Mr. Hammons’ base salary for 2021 as a result of his promotion to President and Chief Financial Officer (from Executive Vice President and Chief Financial Officer) in February 2021 and the corresponding changes in his role and responsibilities. Salary increases for our other named executive officers were generally consistent with percentage increases among the broader market.

The base salaries approved for each of our named executive officers for 2021 and 2020 are set forth in the following table.

Annual Base Salary
Named Executive Officer	Position	2021	2020 (1)
Tim L. Hingtgen	CEO (2)	$1,200,000	$1,000,000
Kevin J. Hammons	President and CFO (3)	$700,000	$575,000
Wayne T. Smith	Executive Chairman (4)	$1,000,000	$1,600,000
Lynn T. Simon, M.D.	President of Clinical Operations & CMO	$625,000	$583,518
Benjamin C. Fordham	EVP and General Counsel	$625,000	$606,778

(1)

Reflects base salary approved by the Compensation Committee in February 2020 for each named executive officer. As discussed in a Current Report on Form 8-K filed by the Company on April 6, 2020, each named executive officer voluntarily agreed to a reduction in his or her base salary beginning in April 2020 for the remainder of 2020 in response to the COVID-19 pandemic. See the Summary Compensation Table below for the amounts actually paid to our named executive officers in 2020 after giving effect to such voluntary base salary reductions.

(2)

Mr. Hingtgen served as the Company’s President and Chief Operating Officer for the fiscal year ended December 31, 2020 and as the Company’s Chief Executive Officer for the fiscal year ended December 31, 2021.

(3)	Mr. Hammons was promoted from Executive Vice President and Chief Financial Officer to President and Chief Financial Officer in February 2021.

(4)

Mr. Smith served as the Company’s Chairman and Chief Executive Officer for the fiscal year ended December 31, 2020 and as the Company’s Executive Chairman of the Board of Directors for the fiscal year ended December 31, 2021.

Annual Cash Incentive Compensation (EPIP)

Annual cash incentive compensation awards to the named executive officers were made in 2021 pursuant to the Company’s 2019 Employee Performance Incentive Plan (“EPIP”). Annual cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Targets for the annual cash incentive compensation awards are typically expressed as a percentage of the individual’s base salary.

Annual cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For 2021, each individual’s target plan continued to include multiple budgeted financial goals, and for each goal, varying award amounts could be earned depending on the level at which that goal was attained, (i.e., an underachievement and overachievement opportunity). For each named executive officer, the financial goals for 2021 were similar to those used in 2020.

The annual cash incentive compensation awards also continued to include non-financial strategic and operational performance improvement goals, which are intended to reward our named executive officers for progress on the Company’s key strategic priorities, including executing on the Company’s previously identified strategic imperatives (as referenced in greater detail below) and margin improvement initiatives. In addition, for 2021, as noted above, the following non-financial performance objectives were added: (i) providing support to the Company’s affiliated hospitals during the COVID-19 pandemic while also focusing on recovering volume decreases that occurred during the pandemic, and (ii) continuing to execute on improvements in the Company’s capital structure and extension of its long-term debt.

As in prior years, the Company’s financial goals were based on the attainment of key financial objectives, including, where applicable, budgeted operating performance within the range of the Company’s annual guidance to investors reflected in the Company’s earnings release issued in February 2021 (the “2021 Performance Objectives”). The Compensation Committee reviews and approves financial performance targets under our EPIP annually. The process begins with our rigorous internal budgeting process, which is undertaken each year and approved by our Board. Significant effort is invested to ensure that the metrics and targets in our annual cash incentive program reflect both a focus on continuous improvement and a realistic assessment of any changes in the market environment or within the Company. At the time the target levels were set in early 2021, the Compensation Committee believed that such target levels were appropriately challenging taking into account the uncertain economic and public health environment at such time and that achieving such target levels was possible only with significant effort from the named executive officers. The likelihood of the named executive officers achieving their respective target levels under our EPIP was not known at the time these target levels were set, and historically, in any given year, not all of the target levels have been achieved. The Compensation Committee determined that it was appropriate to set rigorous financial targets used to determine the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

The Company’s 2021 financial performance objectives under our EPIP for our named executive officers were as set forth in the tables below. Each goal target was scaled to achieve a partial award for less than targeted performance or above target award for overachievement as illustrated below:

2021 Adjusted EBITDA* ($ millions)			2021 Net Revenues ($ millions)
2021 Adjusted EBITDA	% of Target Attained	% of Target Bonus Earned	2021 Net Revenues	% of Target Attained	% of Target Bonus Earned
$1,700	100%	100%	$12,100	100%	100%
$1,615	95%	75%	$11.495	95%	75%
$1,530	90%	50%	$10.890	90%	50%
<$1,530	<90%	0%	<$10.890	<90%	0%
Overachievement Opportunity: 1% of base salary for each 0.5% over the target up to the plan maximum.			Overachievement Opportunity: 1% of base salary for each 1% over the target up to an additional 10% for the EC, CEO and CFO and 5% for CMO and EVP/GC, limited to the plan maximum.

2021 Consolidated Adjusted EBITDA Margin Improvement*			2021 Adjusted EPS+
2021 Consolidated Adjusted EBITDA Margin Improvement	% of Target Attained	% of Target Bonus Earned	2021 Adjusted EPS	% of Target Bonus Earned
0.50%	100%	100%	$0.20	100%
0.25%	50%	75%	$0.10	75%
0.00%	0%	50%	$0.00	50%
<0.00%	<0%	0%	<$0.00	0%

Overachievement Opportunity: 1% of base salary for each 0.1% over the target up to an additional 20% for the EC and CEO and 10% for the CFO, CMO and EVP/GC, limited to the plan maximum.			Overachievement Opportunity: 0.5% of base salary for each $0.02 over the target up to an additional 10%, limited to the plan maximum. EPS is a component for the CEO, CFO and COO.

Linear interpolation is used for performance between the points shown in the tables.

*

Adjusted EBITDA is a non-GAAP financial measure. For information regarding the manner in which Adjusted EBITDA is calculated from the Company’s consolidated financial statements, see Annex A to this Proxy Statement.

+

Adjusted EPS is a non-GAAP financial measure. For information regarding the manner in which Continuing Operations Adjusted EPS is calculated from the Company’s consolidated financial statements, see Annex A to this Proxy Statement.

The annual cash incentive compensation awards also continued to include non-financial strategic and operational performance improvement goals, which are intended to reward our named executive officers for progress on the Company’s key strategic priorities, including executing on the Company’s previously identified strategic imperatives (as referenced in greater detail below) and margin improvement initiatives. In addition, for 2021, as noted above, the following non-financial performance objectives were added for each of our named executive officers: (i) providing support to the Company’s affiliated hospitals during the COVID-19 pandemic while also focusing on recovering volume decreases that occurred during the pandemic, and (ii) continuing to execute on improvements in the Company’s capital structure and extension of its long-term debt.

In addition, the President of Clinical Services and Chief Medical Officer’s and the Executive Vice President and General Counsel’s annual incentive compensation awards included goals related to their specific functional area that are key to the Company’s overall success. For example, the President of Clinical Services and Chief Medical Officer’s annual incentive compensation opportunity was based in part on improving physician practice service margin, improving supply expenses, quality indicators and patient safety. In addition, the Executive Vice President and General Counsel’s annual incentive compensation opportunity included a component for successful progress toward resolving government investigations and stockholder litigation as well as managing department expenses.

The Company’s performance in 2021 resulted in each of our named executive officers receiving levels of cash incentive compensation in excess of their target levels. For example, our Chief Executive Officer earned 130% of his target cash incentive award attainable for 2021 (compared to our then-serving Chief Executive Officer who earned 128% of his target cash incentive award in 2020). For each component of the annual cash incentive compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable, including non-financial strategic and operational performance improvements and overachievement of Company goals, are set forth in the following tables:

	Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Net Revenues	Adjusted EPS	Target	Performance Improvement	Over- achievement	Max
CEO (Hingtgen)
Opportunity	160%	30%	25%	10%	225%	40%	35%	300%
Attainment	160%	30%	25%	10%	225%	40%	27%	292%
President/CFO (Hammons)
Opportunity	80%	20%	15%	10%	125%	25%	25%	175%
Attainment	80%	20%	15%	10%	125%	25%	25%	175%
Executive Chair (Smith)
Opportunity	160%	30%	25%	10%	225%	40%	35%	300%
Attainment	160%	30%	25%	10%	225%	40%	27%	292%

	Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Net Revenues	(1)	(2)	(3)	Target	Performance Improvement	Over- achievement	Max
President of Clinical Operations and CMO (Simon)
Opportunity	60%	15%	10%	10%	10%	10%	115%	10%	25%	150%
Attainment	60%	15%	10%	3%	10%	10%	108%	10%	25%	143%

(1)	Same-Store Supply Expense Improvement; (2) Physician Practice Service Margin Improvement; (3) Quality and Patient Safety Improvement

	Adjusted EBITDA	Consolidated Adjusted EBITDA Margin Improve- ment	Net Revenues	(1)	Target	Performance Improvement	Over- achievement	Max
EVP and General Counsel (Fordham)
Opportunity	70%	15%	10%	20%	115%	10%	25%	150%
Attainment	70%	15%	10%	20%	115%	10%	17%	142%

(1)	Successful progress on resolving government investigations and stockholder litigation and appropriate department cost versus budget

Long-Term Incentives (LTI)

Long-term incentives continue to comprise a very important part of the Company’s executive compensation program. Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as most recently amended and restated in March 2021 and approved by our stockholders in May 2021 (the “2009 Plan”). This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company has historically made awards only in the form of non-qualified stock options and both time-based and performance-based restricted stock, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for LTI compensation.

Our named executive officers are granted 50% of their target annual LTI awards in the form of performance-based restricted stock with three-year cumulative performance targets. The Company believes that this reflects current governance best practices and helps to ensure that our executive management team is focused on maximizing the Company’s long-term performance.

2021 Equity-Based Incentive Awards

For 2021, consistent with recent years, our named executive officers received 50% of their target annual LTI awards in the form of performance-based restricted stock with three-year cumulative performance targets. The other 50% of the target annual LTI awards granted to each named executive officer in 2021 was allocated evenly between non-qualified stock options and time-based restricted stock, both of which vest in one-third increments on each of the first three anniversaries of the grant date (March 1, 2021). The closing price of the Company’s stock on the grant date for these awards was $8.81 per share:

Named Executive Officer	Non-Qualified Stock Options	Time Vesting Restricted Stock	Performance-Based Restricted Stock

CEO (Hingtgen)	100,000	100,000	200,000

President/CFO (Hammons)	75,000	75,000	150,000

Executive Chairman (Smith)	90,000	90,000	180,000

President of Clinical Operations/CMO (Simon)	40,000	40,000	80,000

EVP/General Counsel (Fordham)	26,250	26,250	52,500

As previously discussed, the Compensation Committee generally utilizes a share-denominated approach to LTI grants. For 2021, Mr. Hingtgen received an annual LTI grant with the shares subject to these awards representing 11% fewer shares than the shares subject to the LTI awards granted to Mr. Smith for 2020 when he was serving as the Company’s Chief Executive Officer. The target value of Mr. Hingtgen’s LTI award for 2021 was below the 25th percentile for our peer group. Similarly, the aggregate number of shares for Mr. Smith’s 2021 LTI award was reduced by 20% relative to the shares subject to the LTI award granted to him in 2020 when he was serving as the Company’s Chief Executive Officer. The value of the Company’s aggregate target LTI awards to its named executive officers remained at or below the median of our peer group in 2021.

As set forth above, 75% of the annual LTI award granted to each of our named executive officers in 2021 was in the form of performance-based restricted stock or non-qualified stock options, which will result in value to the named executive officer only to the extent the Company achieves its long-term performance goals and/or the Company’s stock price increases in the future. The Company believes that the LTI program properly aligns our executives’ interests with those of stockholders and helps to ensure that our executive management team is focused on maximizing the Company’s long-term performance while continuing to assist in attracting and retaining valuable executive talent.

For 2021, the three-year financial performance targets for the performance-based restricted stock awards granted to all named executive officers included Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth performance metrics. These were the same three-year financial performance targets used in the 2020 LTI awards. The Compensation Committee believes these metrics emphasize financial growth and align the interest of our named executive officers with the Company’s long-term business strategy. In addition, for the Chief Executive Officer, the Chief Financial Officer and the Executive Chairman, TSR Percentile Rank is included as an additional three-year financial performance target. The Compensation Committee believes that focusing on the long-term performance of the Company’s stock and tying such metric to our Chief Executive Officer’s, Chief Financial Officer’s and Executive Chairman’s long-term incentive compensation aligns the interests of our most senior executives with the interests of our stockholders as the Company executes on its long-range strategic plan.

The 2021 LTI awards to our named executive officers are further illustrated in the following table:

	Time-based Restricted Stock	Performance-based Restricted Stock	Non-Qualified Stock Options
Weighting	25%	50%	25%
Objectives

•  Drive behaviors to create value for stockholders by linking executive compensation to stock price performance

•  Encourage retention

•  Result in actual share ownership (thereby supporting the Company’s stock ownership guidelines)

•  Align executives’ interests with the interests of stockholders

•  Reinforce the critical objective of building stockholder value over the long term

•  Focus management attention upon the execution of our long-term business strategy

•  Provide a direct link between executive officer compensation and the potential future increases in stock value delivered to stockholders

•  Inherently performance-based, as option holders only realize benefits if the value of our stock increases following the grant date

Performance Conditions	N/A

For the CEO, CFO and Executive Chairman only:

•  40%: Cumulative Consolidated Adjusted EBITDA Growth (as defined below)

•  40%: Cumulative Same-Store Net Revenue Growth (as defined below)

•  20% TSR Percentile Rank

For all other named executive officers:

•  50%: Cumulative Consolidated Adjusted EBITDA Growth (as defined below)

•  50%: Cumulative Same-Store Net Revenue Growth (as defined below)

N/A
Vesting	Vest in three equal installments on the first, second, and third anniversaries of the grant date	Three-year performance period (January 1, 2021 through December 31, 2023). Cliff vest on third anniversary of grant date following certification of results.	Vest in three equal installments on the first, second, and third anniversaries of the grant date. Expire 10 years after the date of grant
Payout	Participant acquires unrestricted shares of common stock upon vesting	Payment made in unrestricted shares of common stock based on actual performance	Upon exercise, participant may acquire common stock at the exercise price of $8.81 per share to the extent the share price has increased since the date of grant

The following table illustrates the potential vesting on the third anniversary of the grant date of the portion of the 2021 performance-based restricted stock awards allocated to each performance objective based on various levels of achievement of that performance objective:

Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth		TSR Percentile Rank (CEO, CFO and Executive Chairman only)
% of Target Achieved	% of Granted Shares Earned	Percentile Rank	% of Granted Shares Earned
120%	200%	75th Percentile	200%
100%	100%	50th Percentile	100%
80%	25%	25th Percentile	25%
< 80%	0%	< 25th Percentile	0%

  Linear interpolation is used for performance between the points shown in the tables.

For purposes of determining the level of achievement for each portion of the performance-based awards, the determination of the level of achievement for Cumulative Consolidated Adjusted EBITDA Growth, Cumulative Same-Store Net Revenue Growth and TSR Percentile Rank (for Chief Executive Officer, Chief Financial Officer and Executive Chairman only), as applicable, during the Performance Period, will be determined independently from each other and will not impact the determination of the level of achievement for the other portions of the award.

To the extent that the performance objectives are attained, the restrictions will lapse on the portion of the award subject to that performance objective on the third anniversary of the grant date, provided that the grantee continues to be employed on such date, subject to certain exceptions. To the extent that the minimum performance objective achievement (80% for Cumulative Consolidated Adjusted EBITDA Growth and Cumulative Same-Store Net Revenue Growth; 25th percentile for TSR Percentile Rank (for Chief Executive Officer, Chief Financial Officer and Executive Chairman only)) is not attained, the portion of the award subject to that performance objective will be forfeited in its entirety.

The following definitions will be used in determining achievement of the three-year performance targets for all performance-based restricted stock awards granted in 2021:

“Consolidated Adjusted EBITDA” for any fiscal year means Adjusted EBITDA as defined in the Company’s Annual Report on Form 10-K.

“Cumulative Consolidated Adjusted EBITDA Growth” over the Performance Period means the sum of each individual year’s Consolidated Adjusted EBITDA Growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Consolidated Adjusted EBITDA at the end of the year less (B) the Company’s Consolidated Adjusted EBITDA for the prior period, and the denominator of which is the Consolidated Adjusted EBITDA for the prior period. To the extent that the Cumulative Consolidated Adjusted EBITDA Growth exceeds or falls short of the Cumulative Consolidated Adjusted EBITDA Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-years Consolidated Adjusted EBITDA results divided by the sum of the three-year Consolidated Adjusted EBITDA targets.

“Performance Period” means the three-year performance period beginning January 1, 2021 and ending December 31, 2023.

“Consolidated Adjusted EBITDA Target” means the Cumulative Three-Year Consolidated Adjusted EBITDA Growth Target, as approved by the Compensation Committee.

“Same-Store Net Revenue” for any fiscal year means Net Revenue as defined in the Company’s Annual Report on Form 10-K, related to those hospitals to the extent the Company operated them in both comparable periods, excluding those hospitals that have been previously classified as discontinued operations for accounting purposes. In addition, it excludes Net Revenue from hospitals divested during the year of measurement, as well as, the comparable prior year. Same-Store Net Revenue should further be adjusted to exclude the effect of adverse or delayed federal, state or local governmental or regulatory action with regard to the Affordable Care Act, and other items as determined at the discretion of the Compensation Committee.

“Cumulative Same-Store Net Revenue Growth” over the Performance Period means the sum of each individual year’s Same-Store Net Revenue growth, which is a fraction, the numerator of which is the excess of (A) the Company’s Same-Store Net Revenue at the end of the year less (B) the Company’s Same-Store Net Revenue for the prior year, and the denominator of which is the Same-Store Net Revenue for the prior year. To the extent that the Cumulative Same-Store Net Revenue Growth exceeds or falls short of the Cumulative Same-Store Net Revenue Growth target, the amount of over achievement or underachievement will be determined based on the sum of the three-year Same-Store Net Revenue results divided by the sum of the three-year Same-Store Net Revenue Growth targets.

“Same-Store Net Revenue Target” means the Cumulative Three-Year Same-Store Net Revenue Growth Target, as approved by the Compensation Committee.

In addition, the following definitions will be used in determining achievement of the three-year TSR Percentile Rank performance target for the Chief Executive Officer, Chief Financial Officer and Executive Chairman, only:

“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares on the ex-dividend date.

“Beginning Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the first day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“Ending Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including the last day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day).

“TSR Percentile Rank” means the Company’s percentile ranking relative to the members of the S&P Health Care Services Select Industry Index, excluding payors and distribution companies, at the end of the Performance Period based on TSR. TSR Percentile Rank is determined by ordering the relevant S&P Health Care Services Select Industry Index companies, excluding payors and distribution companies, (plus the Company if the Company is not one of the S&P Health Care Services Select Industry Index companies) from highest to lowest based on TSR for the Performance Period and assigning a TSR Percentile Rank to each company, with the TSR Percentile Rank for the company with the highest TSR at 100%, the TSR Percentile Rank for the company with the lowest TSR at 0% and the TSR Percentile Rank for the remaining companies determined based on straight line interpolation.

2019-2021 Performance-Based Restricted Stock Awards

In March 2019, each of our named-executive officers received performance-based restricted stock awards tied to achieving Cumulative Same-Store Adjusted EBITDA Growth (with a target of 9.0% cumulative same-store growth) and Cumulative Same-Store Net Revenue Growth (with a target of 6.0% cumulative same-store growth) during the three-year performance period from January 1, 2019 through December 31, 2021 (the “2019-2021 Performance Period”). The grant date fair value of these awards was $4.99 per share. For the then-serving Chief Executive Officer (now the Executive Chairman of the Board of Directors) and the then-serving Chief Financial Officer (who is no longer employed by the Company), a portion of their performance-based restricted stock award was also tied to the Company’s TSR Percentile Rank (with a target of the 50th percentile). For the then-serving Chief Executive Officer and the then-serving Chief Financial Officer, 40% of their performance-based restricted stock award was tied to the achievement of the Cumulative Same-Store Adjusted EBITDA Growth target, 40% was tied to the achievement of the Cumulative Same-Store Net Revenue Growth target, and 20% was tied to achievement of the TSR Percentile Rank target. For our other current named executive officers, 50% of their performance-based restricted stock award was tied to the achievement of the Cumulative Same-Store Adjusted EBITDA Growth target, and 50% was tied to the achievement of the Cumulative Same-Store Net Revenue Growth target. The Compensation Committee believed these metrics emphasized financial growth and aligned the interest of our named executive officers with the Company’s long-term business strategy. Each performance target was scaled to achieve a partial award for less than targeted performance or above target award for exceptional performance as illustrated below:

Cumulative Same-Store Adjusted EBITDA Growth Target 1/1/2019 - 12/31/2021		Cumulative Same-Store Net Revenue Growth Target 1/1/ 2019 - 12/31/2021		TSR Percentile Rank Target 1/1/ 2019 - 12/31/2021
Cumulative Same-Store Adjusted EBITDA Growth	% of Same-Store Adjusted EBITDA Target Shares Earned	Cumulative Same-Store Net Revenue Growth	% of Same-Store Adjusted Net Revenue Target Shares Earned	TSR Percentile Rank	% of TSR Percentage Target Shares Earned
10.8% (120% of target)	200%	7.2% (120% of target)	200%	75th	200%
9.0% (100% of target)	100%	6.0% (100% of target)	100%	50th	100%
7.2% (80% of target)	25%	4.8% (80% of target)	25%	25th	50%
< 7.2% (< 80% of target)	0%	< 4.8% (< 80% of target)	0%	< 25th	0%

  Linear interpolation is used for performance between the points shown in the tables.

Based on the Company’s three-year cumulative financial results from January 1, 2019 through December 31, 2021, the Company achieved Cumulative Same-Store EBITDA Growth of 27.6% and Cumulative Same-Store Net Revenue Growth of 13.3%. In addition, the Company’s three-year TSR Percentile Rank was at the 80th percentile. Because the Company’s performance was at least 120% of the target for Cumulative Same-Store Adjusted EBITDA Growth and for Cumulative Same-Store Net Revenue Growth, and the Company’s TSR Percentile Rank was at least at the 75th percentile, the 2019 performance-based restricted stock awards to our named executive officers vested at 200% of the number of shares originally granted to each award recipient in 2019 as shown in the table below:

	Cumulative Same-Store Adjusted EBITDA Growth 1/1/2019 - 12/31/2021 # of Shares		Cumulative Same-Store Net Revenue Growth 1/1/2019 - 12/31/2021 # of Shares		TSR Percentile Rank 1/1/2019 - 12/31/2021 # of Shares

Named Executive Officer	Granted	Vested	Granted	Vested	Granted	Vested
CEO (Hingtgen) (1)	56,250	112,500	56,250	112,500	N/A	N/A
President/CFO (Hammons) (2)	9,000	18,000	9,000	18,000	N/A	N/A
Executive Chair (Smith) (3)	63,000	126,000	63,000	126,000	31,500	63,000
President of Clinical Operations/CMO (Simon)	26,250	52,500	26,250	52,500	N/A	N/A
EVP/General Counsel (Fordham)	26,250	52,500	26,250	52,500	N/A	N/A

(1) Mr. Hingtgen was serving as the Company’s President and Chief Operating Officer on the grant date for the 2019-2021 performance-based restricted stock awards.

(2) Mr. Hammons was serving as the Company’s Senior Vice President and Chief Accounting Officer on the grant date for the 2019-2021 performance-based restricted stock awards.

(3) Mr. Smith was serving as the Company’s Chairman and Chief Executive Officer on the grant date for the 2019-2021 performance-based restricted stock awards.

Retention Awards

On December 12, 2017, the Company approved special deferred compensation cash awards to Dr. Simon in the amount of $1,200,000 and to Mr. Hammons in the amount of $750,000. These awards were divided into two installment payments, with 40% of each award payable in July 2019 and the remaining 60% payable in January 2021. The Company paid the first installment to Dr. Simon and Mr. Hammons in July 2019, and paid the remaining 60% portion of these deferred compensation cash awards in January 2021. The Compensation Committee believes these awards served as a key long-term retention device for Dr. Simon and Mr. Hammons in light of the requirement for these executives to remain employed with the Company through the dates set forth above in order to receive the applicable cash payment. Pursuant to the terms of the awards, both Dr. Simon and Mr. Hammons also agreed to be bound by certain non-competition and non-solicitation restrictions for a one-year period following termination of his or her employment with the Company.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits described below, which we believe are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. The plans in which our named executive officers participate include the Supplemental Executive Retirement Plan, as amended and restated January 1, 2009 (the “Original SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the Internal Revenue Code (the “IRC”). In addition, each of the named executive officers, other than Mr. Smith, currently participate in a Supplemental Executive Retirement Plan, that was effective January 1, 2018 (the “2018 SERP” and, collectively, with the Original SERP, the “SERPs”). The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the Original SERP for the benefit of our officers and key employees of our subsidiaries. The 2018 SERP was adopted by the Company’s Board effective January 1, 2018. The SERPs are non-contributory non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board administers these plans and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERPs is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERPs generally provide that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, in the Original SERP, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. In the 2018 SERP, the “Annual Retirement Benefit” is calculated using the highest three years of the last ten full years of service preceding the participant’s termination of employment (rather than the last five full years as in the Original SERP). In all other respects, the “Annual Retirement Benefit” is calculated in the same manner under both the Original SERP and the 2018 SERP. All participants in the 2018 SERP are also participants in the Original SERP. Upon their retirement, their benefit is calculated under the Original SERP and the 2018 SERP. Participants receive their benefit under the Original SERP. If the calculation under the 2018 SERP would yield any additional benefit, the difference is paid under the 2018 SERP.

Generally, named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the Original SERP to be amended to credit Mr. Smith with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. After reaching 25 years of credited service, Mr. Smith received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service, elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. Smith will earn no additional service credit.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERPs will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(k) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Since 2009, no Company contributions have been made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides limited perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should generally be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other similarly-sized companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to up to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation and management of its business. The Board has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage, to the extent applicable (if any) is included in the Summary Compensation table below. In addition, named executive officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service guidelines and are not grossed up by the Company.

Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a termination of employment for any cash severance benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Presidents, the Executive Vice Presidents, and the Senior Vice Presidents. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (a) unpaid base pay, (b) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (c) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (d) a pro rata portion of the incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance, and (e) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, Covered Executives with agreements entered into before 2009 will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, CHSPSC, LLC, and hold the same elected officer titles with this entity as they do with the Company.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the named executive officers are entitled to receive twenty-four (24) months of their base salary upon a qualifying termination under the severance policy. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined). Upon a qualifying termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the named executive officers.

As described in the preceding section, each of the named executive officers is party to a CIC Agreement, which provides for cash severance benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while an employee of the Company, vesting is fully accelerated for all grants under the Company’s 2009 Plan, and with respect to performance-based restricted stock awards, any performance restrictions lapse at the target amount.

Executive Compensation Policies

Stock Ownership Guidelines

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipend, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Required
Executive Chairman of the Board of Directors/Chief Executive Officer	5.0x
Members of the Board of Directors (including executives)	5.0x
Officers Named in the Proxy Statement and Executive Vice Presidents	3.0x
Other Officers above Vice President	1.5x
Vice Presidents	1.0x

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting. As of December 31, 2021, all of our named executive officers and directors met their respective ownership level requirements or were within the five (5) year period for achieving their respective ownership level.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock and restricted stock units issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate.

Compensation “Clawback” Policy

In February 2009, the Board adopted a policy (the “Clawback Policy”) requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board, or an appropriate committee of the Board, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee would take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized.

In February 2017, the Board revised the Clawback Policy to require that, in the event of a restatement of the Company’s financial statements required under the applicable statutes, rules and regulations of the SEC, the Company will, to the extent permitted by applicable law, require the Company’s Chief Executive Officer and Chief Financial Officer to reimburse the Company for any performance-based cash, stock or equity-based award paid or granted to, or gains realized (such as through the exercise of stock options or sale of equity securities) by the Chief Executive Officer and Chief Financial Officer, to the extent that the amount of such cash, stock or equity-based award or realized gain during the two (2) year period preceding the date of the restatement exceeded the amounts that would have been paid, granted or realized under the Company’s financial statement(s), as restated. This requirement applies to all awards paid or granted to these individuals from the date of its adoption by the Board.

The Company intends to impose such additional recoupment obligations as are necessary to ensure continuing compliance with other applicable laws, including compliance with final SEC clawback rules to be adopted under the Dodd-Frank Act once such final rules have been adopted.

Prohibition on Pledging and Hedging

The Company considers it inappropriate for any director or officer, as well as certain other employees designated under the Company’s insider trading policy, to engage in speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors, officers, and such other designated employees from engaging in transactions in puts, calls or other derivative securities or engaging in any short sale or hedging transaction with respect to the Company’s securities, including through use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

The Company’s insider trading policy also prohibits directors, officers, and other designated employees from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan. On a case-by-case basis, the Trading Compliance Committee, consisting of the Chief Financial Officer and the General Counsel, may approve an exception to the prohibition on pledging the Company’s securities as collateral for a loan (not including margin debt) where such individual clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE, each member of the Compensation Committee is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer, regularly assesses the risk levels of the Company’s executive compensation program. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include a compensation mix which is overly weighted toward incentive programs that encourage excessive risk-taking, uncapped or “all or nothing” incentive programs or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of multiple balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, multi-year vesting schedules for equity awards, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s executive compensation Clawback Policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the Company’s overall enterprise risk assessment.

Tax Considerations

Section 162(m) of the IRC generally places a limit of $1 million on the amount of compensation a publicly-held company can deduct in any tax year on compensation paid to certain of the company’s most highly-compensated officers, including its chief executive officer and chief financial officer. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. While the Compensation Committee considers the tax treatment of compensation paid to our named executive officers, the Compensation Committee also believes stockholder interests are best served if we retain discretion and flexibility in awarding compensation to our named executive officers, including where the compensation paid to our named executive officers may not be fully deductible In this regard, the Compensation Committee has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) of the IRC.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John A. Clerico
James S. Ely III, Chair
John A. Fry
Elizabeth T. Hirsch*

*

Julia B. North served on our Compensation Committee until her death on December 9, 2021, and is therefore not listed among the names set forth above. James S. Ely III and Elizabeth T. Hirsch, joined the Compensation Committee on February 16, 2022, with Mr. Ely replacing Mr. Clerico as Chair as of such date. Mr. Clerico served as Chair of the Compensation Committee during 2021 and until February 16, 2022, and continues to serve as a member of the Compensation Committee following the appointment of Mr. Ely as Chair.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2021, 2020 and 2019. This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such stock-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

Name and Position*	Year	Salary ($) (1)	Bonus ($) (1)	Plan Based Awards		Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
				Restricted Stock Awards ($) (2)	Option Awards ($) (3)

Tim L. Hingtgen	2021	1,200,000	-	2,643,000	622,000	3,504,000	1,520,328	37,297	9,526,625
Chief Executive Officer and	2020	925,000	-	1,109,250	871,750	1,890,000	1,500,394	10,056	6,306,450
Director	2019	935,036	-	842,063	173,250	1,416,525	775,074	15,996	4,157,944

Wayne T. Smith	2021	1,000,000	-	2,378,700	444,600	2,920,000	1,155,367	129,907	8,028,574
Executive Chairman of the	2020	1,300,000	-	1,663,875	265,500	4,612,000	1,129,620	95,424	9,066,419
Board of Directors	2019	1,600,000	-	1,178,888	210,263	3,800,000	1,104,448	160,229	8,053,827

Kevin J. Hammons (6)	2021	700,000	450,000	1,982,250	466,500	1,225,000	1,062,076	16,571	5,902,397
President and Chief Financial Officer	2020	531,875	-	702,525	150,575	993,600	730,129	14,600	3,123,304

Lynn T. Simon, M.D.	2021	625,000	720,000	1,057,200	248,800	893,750	889,485	21,595	4,455,830
President of Clinical Operations	2020	539,754	-	388,238	83,213	822,760	902,021	21,547	2,757,533
and Chief Medical Officer	2019	566,544	480,000	392,963	80,850	565,106	589,257	27,741	2,702,461

Benjamin C. Fordham	2021	625,000	-	693,788	129,675	887,500	903,041	35,890	3,274,894
Executive Vice President,	2020	560,550	-	388,238	61,950	852,523	780,974	36,685	2,680,920
General Counsel and Asst Secretary	2019	583,463	-	392,963	80,850	666,580	537,288	41,788	2,302,932

*	Positions as of December 31, 2021

(1)

Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. Total cash-based compensation for the year ended December 31, 2021 was as follows: Mr. Hingtgen, $4,704,000; Mr. Smith, $3,920,000; Mr. Hammons, $2,375,000; Dr. Simon, $2,238,750 and Mr. Fordham, $1,512,500. For 2020, the dollar amounts shown in the salary column reflect the voluntary reductions in base salary by each named executive officer in response to the COVID-19 pandemic as discussed above in the Compensation Discussion and Analysis.

(2)

The dollar amounts shown in this column represent the fair value of restricted shares (including both time-based and performance-based restricted shares) on their respective grant dates. The fair value of these restricted shares on the respective grant dates were as follows: March 1, 2021 ($8.81) per share, March 1, 2020 ($4.93) per share; and March 1, 2019 ($4.99) per share.

The grant date fair value of performance-based restricted shares included in the table above was computed in accordance with ASC 718 and assumes performance conditions are achieved at the target (100%) performance level. Assuming the highest level of performance conditions are achieved with respect to the 2021 performance-based restricted stock awards (which would result in vesting at a 200% performance level), the stock award values for 2021 would be as follows: Mr. Hingtgen, $4,405,000; Mr. Smith, $3,964,500; Mr. Hammons, $3,303,750; Dr. Simon $1,762,000 and Mr. Fordham $1,156,313. The 2019 performance-based restricted awards, which vested on March 1, 2022, are discussed under “2019-2021 Performance-Based Restricted Stock Awards” in the Compensation Discussion and Analysis on page 55 of this Proxy Statement. The market value for time-based restricted stock awards on their respective first vesting dates was as follows: $8.81 per share on March 1, 2021 for awards granted on March 1, 2020; $4.93 per share on March 1, 2020 for awards granted on March 1, 2019; and $4.99 per share on March 1, 2019 for awards granted on March 1, 2018.

(3)

The dollar amounts in this column represent the grant date fair value of options using the Black- Scholes option pricing model. For options granted on March 1, 2021, the Black-Scholes price per option for Mr. Smith and Mr. Fordham was $4.94 per share and for all other named executive officers it was calculated to be $6.22 per share. Assumptions used in calculating the value of options are described in Note 2 to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2022.

(4)

Amounts represent the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2021, 2020 or 2019.

(5)

All Other Compensation for the year ended December 31, 2021 consists of the following (which benefits are valued based on the aggregate incremental cost to the Company and are discussed in “Perquisites” on page 58 of this Proxy Statement):

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Tim L. Hingtgen	2,154	2,500	5,382	27,261	-
Wayne T. Smith	3,672	2,500	55,539	63,404	4,792
Kevin J. Hammons	4,009	2,500	10,062	-	-
Lynn T. Simon, M.D.	3,651	2,500	15,444	-	-
Benjamin C. Fordham	3,672	2,500	29,718	-	-

(6)	Compensation information for Mr. Hammons is not provided for 2019 since Mr. Hammons was not a named executive officer during such year.

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Plan, including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2019 Employee Performance Incentive Plan, for the named executive officers for the year ended December 31, 2021. There can be no assurance that the grant date fair value of stock awards will ever be realized.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Tim L. Hingtgen			-	2,700,000	3,600,000	-	-	-	-	-	-	-
	3/1/2021	(1)		-	-		200,000	400,000	-	-	-	1,762,000
	3/1/2021	(2)		-	-		-	-	100,000	-	-	881,000
	3/1/2021	(3)		-	-		-	-	-	100,000	8.81	622,000
Wayne T. Smith	-		-	2,250,000	3,000,000	-	-	-	-	-	-	-
	3/1/2021	(1)		-	-		180,000	360,000	-	-	-	1,585,800
	3/1/2021	(2)		-	-		-	-	90,000	-	-	792,900
	3/1/2021	(3)		-	-		-	-	-	90,000	8.81	444,600
Kevin J. Hammons			-	875,000	1,225,000	-	-	-	-	-	-	-
	3/1/2021	(1)		-	-		150,000	300,000	-	-	-	1,321,500
	3/1/2021	(2)		-	-		-	-	75,000	-	-	660,750
	3/1/2021	(3)		-	-		-	-	-	75,000	8.81	466,500
Lynn T. Simon, M.D.			-	718,750	937,500	-	-	-	-	-	-	-
	3/1/2021	(1)		-	-		80,000	160,000	-	-	-	704,800
	3/1/2021	(2)		-	-		-	-	40,000	-	-	352,400
	3/1/2021	(3)		-	-		-	-	-	40,000	8.81	248,800
Benjamin C. Fordham			-	718,750	937,500	-	-	-	-	-	-	-
	3/1/2021	(1)		-	-		52,500	105,000	-	-	-	462,525
	3/1/2021	(2)		-	-		-	-	26,250	-	-	231,263
	3/1/2021	(3)		-	-		-	-	-	26,250	8.81	129,675

(1)

For named executive officers other than Mr. Hingtgen, Mr. Smith and Mr. Hammons, lapsing of the performance-based restrictions with respect to the March 1, 2021 grant of restricted stock is based 50% on the attainment of a pre-determined level of Cumulative Consolidated Adjusted EBITDA Growth and 50% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth for the three-year period beginning January 1, 2021 and ending on December 31, 2023. For Mr. Hingtgen, Mr. Smith and Mr. Hammons, lapsing of the performance-based restrictions with respect to the March 1, 2021 grant of restricted stock is based 40% on the attainment of a pre-determined level of Cumulative Consolidated Adjusted EBITDA Growth, 40% on the attainment of a pre-determined level of Cumulative Same-Store Net Revenue Growth, and 20% on the attainment of TSR Percentile Rank for the three-year period beginning January 1, 2021 and ending on December 31, 2023. The performance-based awards granted to our named executive officers vest on the third anniversary of the grant date and can potentially vest as low as 0% for underachievement (as reflected in the threshold column) or as high as 200% for overachievement (as reflected in the maximum column).

(2)	The time-based restrictions with respect to this March 1, 2021 grant of restricted stock will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(3)	The time-based restrictions with respect to this March 1, 2021 option award will lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(4)

Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2021 fiscal year filed with the SEC on February 17, 2022. The grant date fair value of each restricted share granted on March 1, 2021 is $8.81. The closing market price of the shares of our Common Stock on December 31, 2021, the last trading day of the Company’s fiscal year, was $13.31. Each stock option was valued on the grant date using the Black-Scholes option pricing model. For options granted on March 1, 2021, the Black-Scholes price per option for Mr. Smith and Mr. Fordham was $4.94 per share and for all other officers it was calculated to be $6.22 per share.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards and unvested restricted stock awards as of December 31, 2021 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Tim L. Hingtgen	334	-	-	$17.4900	2/15/2022
	37,500	18,750	-	$4.9900	2/28/2029
	91,667	183,333	-	$4.9300	2/28/2030
		100,000	-	$8.8100	2/28/2031	168,750	2,246,063	725,000	9,649,750
Wayne T. Smith	40,000	-	-	$17.4900	2/15/2022
	52,500	26,250	-	$4.9900	2/28/2029
	37,500	75,000	-	$4.9300	2/28/2030
		90,000	-	$8.8100	2/28/2031	191,250	2,545,538	945,000	12,577,950
Kevin J. Hammons	4,000	-	-	$17.4900	2/15/2022
	12,000	6,000	-	$4.9900	2/28/2029
	15,833	31,667	-	$4.9300	2/28/2030
		75,000	-	$8.8100	2/28/2031	112,667	1,499,598	376,000	5,004,560
Lynn T. Simon, M.D.	4,000	-	-	$17.4900	2/15/2022
	17,500	8,750	-	$4.9900	2/28/2029
	8,750	17,500	-	$4.9300	2/28/2030
		40,000	-	$8.8100	2/28/2031	66,250	881,788	290,000	3,859,900
Benjamin C. Fordham	17,500	8,750	-	$4.9900	2/28/2029
	8,750	17,500	-	$4.9300	2/28/2030
		26,250	-	$8.8100	2/28/2031	52,500	698,775	262,500	3,493,875

(1)	These options were fully vested as of December 31, 2021.

(2)

These options were unexercisable as of December 31, 2021. Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(3)	This column includes the following restricted stock awards that were subject to time-based vesting restrictions at December 31, 2021:

Name	Date Granted	Time-Based Restricted Shares

Tim L. Hingtgen	3/1/2019	18,750
	3/1/2020	50,000
	3/1/2021	100,000
Wayne T. Smith	3/1/2019	26,250
	3/1/2020	75,000
	3/1/2021	90,000
Kevin J. Hammons	3/1/2019	6,000
	3/1/2020	31,667
	3/1/2021	75,000
Lynn T. Simon, M.D.	3/1/2019	8,750
	3/1/2020	17,500
	3/1/2021	40,000
Benjamin C. Fordham	3/1/2019	8,750
	3/1/2020	17,500
	3/1/2021	26,250

Vesting for these awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the grant date.

(4)	Market value is calculated based on the closing market price of shares of the Company’s Common Stock on December 31, 2021, the last trading day of the Company’s fiscal year, of $13.31 per share.

(5)

This column includes the 2019, 2020, and 2021 performance-based restricted stock awards which vest on March 1, 2021, 2022 and 2023, respectively. The performance-based awards can potentially vest as low as 0% for underachievement or as high as 200% for overachievement with respect to the three-year performance period. In accordance with SEC disclosure rules, the number of shares reflected in the table is based on an assumed achievement at the target (100%) performance level, except that the number of shares reflected in the table for the 2019 performance-based restricted stock awards (which vested at the maximum (200%) performance level on March 1, 2022) and the 2020 performance-based restricted stock awards (which are currently expected to vest at the maximum (200%) performance level based on performance during the first two years of the performance period through December 31, 2021) is based on achievement at the maximum (200%) performance level.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of restricted stock awards that vested during the year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Tim L. Hingtgen	-	-	218,750	1,927,188
Wayne T. Smith	-	-	308,750	2,720,088
Kevin J. Hammons	-	-	63,833	562,369
Lynn T. Simon, M.D.	-	-	99,167	873,661
Benjamin C. Fordham	-	-	99,167	873,661

(1)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our common stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2021, including the number of years of service credited to each such named executive officer. Under the Company’s SERPs, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2022.

These plans are non-contributory non-qualified defined benefit plans that provide for the payment of benefits from the general funds of the Company. The plans generally provide that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last ten full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service. Employees who have attained age 55 with at least 5 years of service and who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Tim L. Hingtgen	SERP	7.92	4,546,400	-
Wayne T. Smith	SERP	30.00	51,846,571	-
Kevin J. Hammons	SERP	9.83	2,633,808	-
Lynn T. Simon, M.D.	SERP	11.00	3,709,692	-
Benjamin C. Fordham	SERP	9.83	3,212,798	-

(1)

Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Deferred Compensation Benefits” on page 57 of this Proxy Statement, under the Original SERP, Mr. Smith was formerly credited with two years of service for each year of actual service. This component of the Original SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co. In 2008, the Compensation Committee and the Board voted to amend the Original SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith has received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service, previously elected in accordance with the plan provisions to have his benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Mr. Smith will earn no additional service credit.

Non-Qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. Since 2009, the Company has not contributed to this plan. Company contributions made prior to that time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Tim L. Hingtgen	60,000	37,535	-	321,783
Wayne T. Smith	-	1,302,711	-	11,650,411
Kevin J. Hammons	70,003	120,713	-	789,120
Lynn T. Simon, M.D.(4)	-	-	-	-
Benjamin C. Fordham(4)	-	-	-	-

(1)	Contributions from 2021 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2021.

(3)	Plan Balance as of December 31, 2021.

(4)	Lynn T. Simon, M.D. and Benjamin C. Fordham are not participants in the Deferred Compensation Plan.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a named executive officer would receive that is in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2021. The closing price of the Company’s common stock was $13.31 on that date. As noted above, Benjamin C. Fordham retired as an employee of the Company effective February 28, 2022.

Named Executive Officer	Cash Severance ($)	Equity Incentive Plan Awards		Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total ($)
		Acceleration of Options ($)	Acceleration of Restricted Stock ($)
Tim L. Hingtgen
Voluntary termination (1)	-	-	-	-	-	-	-	-
Involuntary termination (1)	5,904,000	2,142,331	11,895,813	-	43,090	-	-	19,985,234
Change in control of the company (2)	14,112,000	2,142,331	11,895,813	12,507,238	64,635	25,000	-	40,747,017

Wayne T. Smith
Voluntary termination	-	-	-	51,846,571	-	-	-	51,846,571
Involuntary termination	4,920,000	1,251,900	15,123,488	51,846,571	24,912	-	-	73,166,871
Change in control of the company (2)	16,836,000	1,251,900	15,123,488	51,846,571	37,369	25,000	-	85,120,328

Kevin J. Hammons
Voluntary termination	-	-	-	3,756,831	-	-	-	3,756,831
Involuntary termination	2,625,000	652,789	6,504,158	3,756,831	24,912	-	-	13,563,690
Change in control of the company (2)	5,775,000	652,789	6,504,158	6,248,935	37,369	25,000	-	19,243,251

Lynn T. Simon, M.D.
Voluntary termination	-	-	-	4,212,947	-	-	-	4,212,947
Involuntary termination	2,143,750	399,450	4,741,688	4 ,212,947	24,912	-	-	11,522,747
Change in control of the company (2)	4,556,250	399,450	4,741,688	5,887,954	37,369	25,000	-	15,647,711

Benjamin C. Fordham
Voluntary termination	-	-	-	3,269,310	-	-	-	3,269,310
Involuntary termination	2,137,500	337,575	4,192,650	3,269,310	24,912	-	-	9,961,947
Change in control of the company (2)	4,537,500	337,575	4,192,650	4,455,523	37,369	25,000	-	13,585,617

(1)	As of December 31, 2021, Mr. Hingtgen had not attained the minimum age required to receive lump-sum payments under the SERP due to voluntary or involuntary termination.

(2)

The change in control severance agreements to which our named executive officers are a party are “double trigger” agreements, and as such, the named executive officers set forth above would only be entitled to cash severance in the event of both a change in control and a qualifying termination of employment.

Below is a discussion of the estimated payments and/or benefits under four events:

1.	Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.

Retirement, as defined in the various plans and agreements. The benefits to the named executive officers for Retirement are equal to those available in the case of a Voluntary Termination as described in the table above.

3.

Involuntary Termination, which includes a termination other than for cause, (including any termination by the Company without cause and any termination due to death or disability) but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  The named executive officers would receive two (2) times the sum of the base salary and a prorated portion of their cash incentive compensation for the fiscal year in which the named executive officers’ termination occurs.

Change in Control of the Company.  In the event of both a change in control of the Company and certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each named executive officer has outstanding LTI awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination.  If a named executive officer voluntarily terminates his or her employment prior to being eligible for retirement, or the Company terminates his or her employment for cause, his or her unvested restricted stock will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would be forfeited and unvested time-based and performance-based restricted stock would be forfeited.

Involuntary Termination.  If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her time-based restricted stock award will vest on the later of (1) the first anniversary of the grant date or (2) the date of termination. If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his or her performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines the extent to which the performance objective has been obtained. If attained, then the restrictions on the entire award will lapse on the third anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award will lapse immediately). If the performance objective is not attained, the award will be forfeited in its entirety. If a named executive is terminated by the Company as a result of such officer’s death or disability, all shares of restricted stock (with respect to time-based restricted stock) and the target number of shares of restricted stock (with respect to performance-based restricted stock) which have not become vested will vest, and the restrictions thereon will lapse as of the date of such termination. The value of unvested restricted stock that would become fully vested for each of the named executive officers (with respect to performance-based restricted stock, assuming 100% attainment of the related performance objective) is presented in the above table.

With respect to stock options, if a named executive officer’s employment is terminated for any reason other than disability, death or for cause, the vested portion of such stock option would be exercisable for a period of three months following termination after which time the option would automatically terminate. If a named executive officer’s employment is terminated for disability, all options would immediately vest and become exercisable and would be exercisable for a period of 12 months following termination, after which time the option would automatically terminate. If a named executive officer’s employment is terminated due to death (or death occurs within three months after termination), the option would immediately vest and would be exercisable by the beneficiary thereof (by will or laws of descent) for a period of 12 months following death, after which time the option would automatically terminate.

Change in Control of the Company.  The value of unvested restricted stock and stock options that would become fully vested for each of the named executive officers is presented in the above table (although this chart reflects such full vesting, the 2009 Plan provides that these equity awards held by named executive officers will only fully and immediately vest if (1) the equity awards are not assumed or replaced by the successor company or (2) the equity awards are assumed or replaced by the successor company, and the executive’s employment is terminated without cause (or the executive terminates his or her employment for good reason) within the two-year period following the change in control).

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination.  In the case of voluntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Retirement. In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination.  In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company.  In the case of a change in control of the Company, the lump sum value of payments to each of the named executive officers is presented in the above table; provided, that all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2021 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

As described in additional detail above under “Non-Qualified Deferred Compensation,” certain of the named executive officers also participate in the Deferred Compensation Plan. Distributions of plan balances will occur in accordance with the terms of the plan following the date on which the participant is entitled to receive the distribution.

Excise Tax Gross-Up

Named executive officers (if a party to a CIC Agreement entered into before 2009) will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. The value of these “gross-up” payments for each of the named executive officers is presented in the above table. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2021 (which does not take into account the annual equity grants we made in March 2022).

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Number of Securities available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)

Equity Compensation plans approved by security holders	2,301,753	$5.03	7,752,809
Equity Compensation plans not approved by security holders	-	-	-

Total	2,301,753	$5.03	7,752,809

(1)	Represents shares of our Common Stock that may be issued pursuant to stock options granted under the 2009 Plan as of December 31, 2021.

(2)

Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Plan. Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the 2009 Plan as “full-value awards” reduce the number of shares available for grant under the 2009 Plan by 1.52 shares for each share subject to such an award. The number set forth above in column (c) takes into account the vesting of 695,500 performance-based restricted stock awards granted in March 2019 with a performance period from January 1, 2019 to December 31, 2021 at the maximum vesting level of 200% on March 1, 2022, and the currently expected vesting of 928,000 performance-based restricted stock awards granted on March 1, 2020 with a performance period from January 1, 2020 to December 31, 2022 at the maximum vesting level of 200% based on performance during the first two years of the performance period through December 31, 2021, which 200% vesting level reduces or would reduce, as applicable, the number of shares available for future issuance.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer. Set forth below is a brief description of our methodology and the resulting CEO pay ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2021. As of such date, our employee population consisted of approximately 66,000. This population consisted of our full-time, part-time and temporary employees.

Consistently Applied Compensation Measure (CACM)

Under SEC rules, we identified the median employee by use of a “consistently applied compensation measure,” (“CACM”). We selected base salary as of the measurement date as our CACM, which we believe reasonably reflects the annual compensation of our employees. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments.

Methodology and Pay Ratio

Once the median employee was identified as noted above, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. No material assumptions or estimates were made to identify the median employee or determine total annual compensation.

Annual total compensation for both the Chief Executive Officer and the median employee was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for our Chief Executive Officer includes both the amount reported in the “Total” column of our 2021 Summary Compensation Table of $9,526,625 and the estimated value of our CEO’s health and welfare benefits of $22,072. Our median employee compensation as calculated using Summary Compensation Table requirements (including the estimated value of health and welfare benefits) was $60,868. Therefore, our CEO to median employee pay ratio is 157:1.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board proposes that the stockholders ratify the appointment by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP (in thousands):

	2021	2020
Audit fees (a)	$5,075	$5,472
Audit-related fees (b)	864	688
Tax fees (c)	1,329	479
All other fees (d)	4	465

Total	$7,272	$7,104

(a)	Audit fees include professional services for the integrated audits of our annual consolidated financial statements and the reviews of our quarterly consolidated financial statements.

(b)	Audit-related fees consists of fees paid principally in connection with services provided with respect to:

•	statutory and regulatory audits;

•	consents and procedures related to SEC filings and/or refinancing transactions;

•	agreed-upon procedures engagements.

(c)	Tax fees consist of professional services for tax compliance, tax advice and tax planning.

(d)	All other fees consist of products or consulting services other than those described above.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during 2021 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services.

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,
Christopher G. Cobb
Vice President-Legal and Corporate Secretary

Franklin, Tennessee

March 31, 2022

Annex A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures.

The following table reflects the reconciliation of Adjusted EBITDA, as defined below, to net income (loss) attributable to Community Health Systems, Inc. stockholders as set forth in the Company’s consolidated financial statements for the years ended December 31, 2021, 2020, and 2019 (in millions):

	2021	2020	2019
Net income (loss) attributable to Community Health Systems, Inc. stockholders	$230	$511	$(675)
Adjustments:
Provision for (benefit from) income taxes	131	(185)	160
Depreciation and amortization	540	558	608
Net income attributable to noncontrolling interests	138	96	85
Interest expense, net	885	1,031	1,041
Loss (gain) from early extinguishment of debt	79	(317)	54
Impairment and (gain) loss on sale of businesses, net	24	48	138
Expense from government and other legal settlements and related costs	-	-	93
(Income) expense from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss has been settled	(19)	50	-
Expense from settlement and fair value adjustments and legal expenses related to cases covered by the CVR	-	2	11
Expense related to employee termination benefits and other restructuring charges	-	15	2
Change in valuation allowances recorded for promissory notes	-	-	21
Change in estimate for professional liability claims accrual	-	-	90
Gain on sale of equity interests in Macon Healthcare, LLC	(39)	-	-

Adjusted EBITDA	$1,969	$1,809	$1,628

EBITDA is a non-GAAP financial measure which consists of net income (loss) attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude loss (gain) from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of equity interests in Macon Healthcare LLC, expense related to government and other legal settlements and related costs, expense incurred in the fourth quarter of 2020 related to the settlement of certain professional liability claims for which the third-party insurers’ obligation to insure the Company against the underlying loss was being litigated along with income during the fourth quarter of 2021 associated with the settlement of such litigation for the recovery of amounts covered by such third-party insurance policies, expense related to employee termination benefits and other restructuring charges, expense from settlement and fair value adjustments on the contingent value right (“CVR”) agreement liability related to the Health Management Associates, Inc. (“HMA”) legal proceedings and related legal expenses, the impact of changes in estimate to increase the professional liability claims accrual recorded during the second quarter of 2019 (which estimate was further revised in the third quarter of 2019 based on updated actuarial analysis) with respect to claims incurred in 2016 and prior years, and expense related to the valuation allowance recorded in the second quarter of 2019 to reserve the outstanding balance of a promissory note received from the buyer in connection with the sale of two of the Company’s hospitals in 2017, as well as income from a reduction of the valuation allowance on the outstanding balance of a promissory note from the buyer of another hospital. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary metrics used in connection with determining short-term cash incentive compensation and the achievement of vesting criteria with respect to performance-based equity awards. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s asset-based loan facility (“ABL Facility”) and the Company’s existing note indentures, which is a key component in the determination of our compliance with certain covenants under the ABL Facility and such note indentures (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the ABL Facility (although Adjusted EBITDA does not include all of the adjustments described in the ABL Facility). Adjusted EBITDA includes the Adjusted EBITDA attributable to hospitals that were divested during the course of such year, but in each case solely to the extent relating to the period prior to the consummation of the applicable divestiture.

Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. The Company believes such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, this calculation of Adjusted EBITDA may not be comparable to similarly titled measures disclosed by other companies.

The following table reconciles net income (loss) attributable to Community Health Systems, Inc. stockholders, as reported, on a per share (diluted) basis to net income (loss) attributable to Community Health Systems, Inc. stockholders on a per share (diluted) basis, with the adjustments noted below for the years ended December 31, 2021, 2020 and 2019 (total per share amounts may not add due to rounding):

	2021	2020	2019
Net income (loss) per share (diluted), as reported	$1.76	$4.39	$(5.93)
Adjustments:
Loss (gain) from early extinguishment of debt	0.89	(3.02)	0.37
Impairment and (gain) loss on sale of businesses, net	0.15	0.69	0.89
Expense from government and other legal settlements and related costs	-	-	0.64
(Income) expense from the settlement of professional liability claims for which the third-party insurers’ obligation to insure the Company for the underlying loss has been settled	(0.11)	0.33	-
Expense from settlement and fair value adjustments and legal expenses related to cases covered by the CVR	-	0.01	0.08
Expense related to employee termination benefits and other restructuring charges	-	0.11	0.01
Change in valuation allowances recorded for promissory notes	-	-	0.14
Change in estimate for professional liability claims accrual	-	-	0.62
Tax effect related to HMA legal settlement	-	-	(0.13)
Change in tax valuation allowance	-	(2.06)	2.42
Gain on sale of equity interests in Macon Healthcare, LLC	(0.24)	-	-

Net income (loss) per share (diluted), excluding adjustments	$2.45	$0.45	$(0.89)

Net income (loss) attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, is a non-GAAP financial measure which equals net income (loss) attributable to Community Health Systems, Inc. stockholders as reported, on a per share (diluted) basis, adjusted to exclude (1) loss (gain) from early extinguishment of debt, (2) impairment and (gain) loss on sale of businesses, net, (3) expense related to government and other legal settlements and related costs, (4) expense incurred in the fourth quarter of 2020 related to the settlement of certain professional liability claims for which the third-party insurers’ obligation to insure the Company against the underlying loss was being litigated and income in the fourth quarter of 2021 related to the settlement of such litigation, net of legal fees, (5) expense from settlement and fair value adjustments, net of legal expenses, related to the HMA legal proceedings underlying the CVR agreement, (6) expense related to employee termination benefits and other restructuring charges, (7) expense related to the valuation allowance recorded in the second quarter of 2019 to reserve the outstanding balance of a promissory note received from the buyer in connection with the sale of two of the Company’s hospitals in 2017, as well as income from a reduction of the valuation allowance on the outstanding balance of a promissory note from the buyer of another hospital, (8) the impact of changes in estimate to increase the professional liability claims accrual recorded during the second quarter of 2019 (which estimate was further revised in the third quarter of 2019 based on updated actuarial analysis) with respect to claims incurred in 2016 and prior years, (9) effects of changes in the corporate income tax rate, including those due to the HMA legal settlement and changes in valuation allowances, and (10) gain on sale of the Company’s equity interests in Macon Healthcare, LLC.

The Company believes that the presentation of non-GAAP net income (loss) attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, provides useful information to investors by highlighting the impact on net income (loss) attributable to Community Health Systems, Inc. stockholders per share (diluted) of selected items used in calculating Adjusted EBITDA which may not reflect the Company’s underlying operating performance, and assists in comparing the Company’s results of operations between periods.

In addition, net income (loss) attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, is not a measurement of financial performance under GAAP. It should not be considered in isolation or as a substitute for net income (loss) attributable to Community Health Systems, Inc. stockholders per share, or any other measure calculated in accordance with GAAP. The items excluded from net income (loss) attributable to Community Health Systems, Inc. stockholders per share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

COMMUNITY HEALTH SYSTEMS, INC. 4000 MERIDIAN BOULEVARD FRANKLIN, TN 37067
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D74161-P67788
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
COMMUNITY HEALTH SYSTEMS, INC.
The Board of Directors recommends you vote FOR the election of the following nominees:
1. Election of Directors For Against Abstain
Nominees:
1a. Susan W. Brooks
1b. John A. Clerico
1c. Michael Dinkins
1d. James S. Ely III
1e. John A. Fry
1f. Joseph A. Hastings, D.M.D.
1g. Tim L. Hingtgen
1h. Elizabeth T. Hirsch
1i. William Norris Jennings, M.D.
1j. K. Ranga Krishnan, MBBS
1k. Wayne T. Smith
1l. H. James Williams, Ph.D.
The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
2. Proposal to approve on an advisory (non-binding) basis the compensation of the Company’s named executive officers.
The Board of Directors recommends you vote FOR the following proposal: For Against Abstain
3. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.
D74162-P67788
COMMUNITY HEALTH SYSTEMS, INC. Annual Meeting of Stockholders May 10, 2022 8:00 a.m., Central Time This proxy is solicited by the Board of Directors
The undersigned hereby appoints Tim L. Hingtgen and Justin D. Pitt, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc. (the “Company”) and at any adjournments or postponements thereof (the “Meeting”). The Meeting is scheduled to be held at the Hilton Franklin Cool Springs, 601 Corporate Centre Drive, Franklin, Tennessee 37067 on Tuesday, May 10, 2022, at 8:00 a.m., Central Time.*
NOTE: *As a result of continuing uncertainty surrounding the COVID-19 pandemic, if conditions leading up to the Meeting warrant, we may decide to hold the Meeting remotely (via a virtual meeting), or otherwise alter the logistics of the Meeting, in light of public health considerations. We would plan to announce any such updates on our internet website in the Investor Relations - Annual Reports & Proxy Statements section (www.chs.net/investor-relations/annual-reports/) and would also plan to announce any change to a virtual meeting via a press release and the filing of additional soliciting material with the Securities and Exchange Commission.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side